As filed with the Securities and Exchange Commission on June 16, 2005

Registration No. 333-119698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ocwen Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	65-0039856
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409

(561)-682-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s

Principal Executive Offices)

William C. Erbey

Chairman and

Chief Executive Officer

1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409

(561)-682-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 2 to the Registration Statement of Ocwen Financial Corporation (333-119698) is to amend the table under the caption “Selling Securityholders” in the prospectus to add the names of selling securityholders who have requested inclusion in the prospectus since May 9, 2005, the date of the effectiveness of Post-Effective Amendment No. 1 to the Registration Statement, and to update certain other disclosure in the prospectus.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted

SUBJECT TO COMPLETION, DATED June 16, 2005

PROSPECTUS

$175,000,000

Ocwen Financial Corporation

3.25% Contingent Convertible Senior Unsecured Notes due 2024 and Shares

of Common Stock Issuable upon Conversion Thereof

On July 23, 2004, we issued and sold $175,000,000 aggregate principal amount of our 3.25% Contingent Convertible Senior Unsecured Notes Due 2024. The notes are senior unsecured obligations of Ocwen Financial Corporation. The notes are effectively junior to our secured indebtedness and to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from the offering.

The notes will bear interest at the rate of 3.25% per year. Interest on the notes will be payable on February 1 and August 1 of each year, beginning February 1, 2005. The notes will mature on August 1, 2024.

Holders may convert all or a portion of their notes into shares of our common stock under the following circumstances: (1) at any time during any calendar quarter commencing after September 30, 2004 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the calendar quarter prior to such quarter is greater than 125% of the conversion price per share of common stock on such last day; (2) subject to certain exceptions, during the five business day period after any five-consecutive-trading-day period in which the trading price per $1,000 principal amount of the notes for each day of the five-consecutive-trading-day period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; (3) if the notes have been called for redemption; (4) upon the occurrence of specified corporate transactions described in this prospectus or (5) if the Company elects to permit conversion following the implementation of certain changes to GAAP described herein.

The initial conversion rate is 82.1693 shares of our common stock per $1,000 principal amount of the notes, subject to adjustment. Upon conversion, we may at our option choose to deliver, in lieu of our common stock, cash or a combination of cash and common stock as described herein.

Beginning August 1, 2009, we may redeem all or a portion of the notes for cash for a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any.

Holders may require us to repurchase all or a portion of their notes for cash on August 1, 2009, August 1, 2014 and August 1, 2019 or upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any.

Upon conversion or repurchase in connection with certain fundamental changes, a holder will, in certain circumstances, be entitled to a make-whole premium as described herein. Any such make-whole premium will be payable in the consideration into which our common stock was converted, exchanged or acquired in the transaction constituting the fundamental change.

Our common shares are listed on the New York Stock Exchange under the symbol “OCN.” On June 15, 2005, the last reported sale price of our common shares on the New York Stock Exchange was $6.80 per share.

The notes have been designated for inclusion in the Private Offerings, Resales and Trading Through Automated Linkages Market (“PORTAL”) of the National Association of Securities Dealers.

Investing in the notes involves risks.

See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                    , 2005

This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made hereunder of the securities described herein shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Each person receiving this prospectus acknowledges that no person has been authorized to give any information or to make any representation concerning Ocwen Financial Corporation or the securities offered by this prospectus other than as contained in this prospectus and information given by our duly authorized officers and employees in connection with the offeree’s examination of Ocwen Financial Corporation and the terms of this offering and, if given or made, such other information or representation should not be relied upon as having been authorized by Ocwen Financial Corporation or the initial purchaser.

The notes and common shares issuable upon conversion of the notes have not been recommended by or approved by the Securities and Exchange Commission (the “SEC”) or any state securities commission or regulatory authority, nor has the SEC or any such commission or regulatory authority confirmed the accuracy or determined the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Notwithstanding anything herein to the contrary, each person receiving this prospectus, and each employee, representative or other agent of such person may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment and tax structure, insofar as such treatment and/or structure relates to a U.S. federal income tax strategy provided to such person.

Any discussion of U.S. federal tax issues set forth in this prospectus is written in connection with the promotion and marketing by or on behalf of the selling securityholders of the transactions described in this prospectus. Such discussion is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Ocwen filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf prospectus, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in some cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

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SUMMARY

This summary contains a general summary of the information contained in this prospectus. The summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, that are part of our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, each as filed with the SEC and incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in the entire prospectus including the information set forth under the heading “Risk Factors,” beginning on page 6 of this prospectus. Except as the context may otherwise require, references to “Ocwen,” “the Company,” “we,” “us” and “our” are to Ocwen Financial Corporation and references to “the Bank” are to our subsidiary, Ocwen Federal Bank FSB.

Our Business

We are a diversified financial services holding company with headquarters in West Palm Beach, Florida and operations in Canada, China, Germany, India, Japan and Taiwan. We are engaged in a variety of businesses related to residential and commercial mortgage servicing, real estate asset management, asset recovery, business process outsourcing and the marketing and sales of technology solutions to third parties.

In early 2000, we began the execution of our strategic plan to shift our business activities away from capital-intensive businesses involving the purchase or origination of loans, real estate and related assets toward less capital-intensive businesses that generate fee-based revenues. As a result, we generally ceased to originate or invest in assets in certain of our business segments (“non-core businesses”) unless contractually committed to do so. However, we continue to actively manage and resolve the remaining assets in these segments. Our primary fee-based business activity is servicing subprime residential mortgages for others. Our core and non-core businesses are as follows:

Core Businesses	Non-Core Businesses
Residential Loan Servicing	Commercial Assets
Ocwen Technology Xchange (“OTX”)	Affordable Housing
Ocwen Realty Advisors (“ORA”)	Subprime Finance
Ocwen Recovery Group
Business Process Outsourcing
Commercial Servicing

Segment results in recent years reflect growth in our residential loan servicing segment, continued investment in the development and marketing of our technology products, cessation of loan acquisition and origination activities and our continuing resolution or disposition of those assets associated with our non-core businesses. To date, the Residential Loan Servicing business has been profitable. Our Ocwen Recovery Group business and ORA are profitable but smaller contributors to the bottom line. Both earn fee income for performing services for third parties. OTX markets several products to the real estate and mortgage industries. OTX has not been profitable in any completed fiscal year. Business Process Outsourcing, which began offering business process outsourcing services late in 2002, improved its profitability in 2003 and 2004. Our Commercial Servicing segment, which we previously called International Operations, was not profitable in 2002 or 2003, reflecting start-up costs associated with expanding our asset servicing business to various other countries, but achieved a small profit in 2004. Additional information regarding profitability of our business segments appears in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and our Annual Report on Form 10-K for the year ended December 31, 2004, each of which is incorporated herein by reference.

Recent Developments

In connection with our previously disclosed debanking process, on June 13, 2005, the Office of Thrift Supervision (the “OTS”) issued its approval of our plan of voluntary dissolution for the Bank, subject to certain conditions, including, among other things, our entering into a guaranty of obligations of the Bank (other than the deposit and other liabilities to be assumed by Marathon National Bank of New York in connection with the previously disclosed branch purchase and deposit assumption agreement), a cash collateral agreement and a collateral trust agreement, all on terms acceptable to the OTS.

Our Address

Our principal executive offices are located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida, 33409, and our telephone number is (561) 682-8000. Our website address is www.ocwen.com. Information contained in our website is not part of this prospectus.

The Offering

Issuer	Ocwen Financial Corporation

Securities Offered	$175 million aggregate principal amount of 3.25% Contingent Convertible Senior Unsecured Notes due 2024.

Issue Price	100% per $1,000 principal amount, plus accrued interest, if any, from July 28, 2004.

Maturity Date	August 1, 2024

Ranking

The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. However, the notes will be effectively subordinated to all our existing and future secured obligations to the extent of the collateral securing such obligations. As of March 31, 2005, Ocwen Financial Corporation had $8.3 million of secured debt outstanding.

The notes will not be guaranteed by any of our subsidiaries and, accordingly, are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2005, our subsidiaries had $460.0 million of debt outstanding.

Interest	3.25% per year on the principal amount, payable semiannually on February 1 and August 1 of each year, beginning February 1, 2005.

Conversion Rights	Holders may convert notes prior to stated maturity at a conversion rate of 82.1693 shares of our common stock per $1,000 of notes only under the following circumstances:

•	during any fiscal quarter after September 30, 2004, if the last reported sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the preceding fiscal quarter is more than 125% of the conversion price on that 30th trading day; or

•	subject to certain exceptions, during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock on such day and conversion rate on such day; or

•	if we have called those notes for redemption; or

•	upon the occurrence of specified corporate transactions described under “Description of the Notes—Conversion Rights;” or

•	if the Company elects to permit the holders to convert following the implementation of certain changes to GAAP described under

“Description of Notes—Conversion Upon Company Election Following Change in Accounting Treatment of Contingent Convertible Securities.”

The conversion rate of 82.1693 represents an initial conversion price of $12.17 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons.

Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest, if any. Instead, any such amounts will be deemed paid by the common stock received by the holder on conversion.

Upon surrender of notes for conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock.

Notes called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date.

Payment at Maturity	For each $1,000 principal amount of notes, the holder will be entitled to receive $1,000 at maturity, plus accrued interest, if any, and accrued and unpaid liquidated damages, if any.

Sinking Fund	None.

Optional Redemption by Us

We may not redeem the notes prior to August 1, 2009. We may redeem some or all of the notes for cash on or after August 1, 2009, upon at least 30 days but not more than 60 days notice by mail to holders of notes, at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, and accrued and unpaid liquidated damages, if any, to the redemption date.

Repurchase of Notes by Us at the Option of the Holder

A holder may require us to repurchase all or a portion of such holder’s notes on August 1, 2009, August 1, 2014 and August 1, 2019 at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, and accrued and unpaid liquidated damages, if any, to the date of repurchase.

Fundamental Change Put

If a fundamental change occurs with respect to Ocwen, as defined under “Description of the Notes—Repurchase of Notes at the Option of Holders—Fundamental Change Put,” you may require us to repurchase all or a portion of your notes. We will pay a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued interest, if any, and accrued and unpaid liquidated damages, if any, to, but not including, the fundamental change repurchase date.

Make-Whole Premium Upon Certain Fundamental Changes

If certain fundamental changes occur prior to August 1, 2009, in certain circumstances we will pay a make-whole premium on the notes converted or tendered for repurchase upon such fundamental change, as described above. The make-whole premium, if any, will be payable in the consideration into which our common stock was converted, exchanged or acquired in such fundamental change.

The amount of the make-whole premium, if any, will be based on our stock price and the effective date of such specified fundamental change. A table showing the make-whole premium that would apply at various stock prices and specified fundamental change effective dates is set forth under “Description of the Notes—Repurchase of the Notes at the Option of Holders—Make-Whole Premium.” No make-whole premium will be paid if the stock price is less than or equal to $9.02 or if the stock price exceeds $36.08.

Events of Default

If there is an event of default under the notes, 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

United States Federal Income Tax Considerations	See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the shares of our common stock issuable upon conversion of the notes.

Form, Denomination and Registration

The notes were issued in fully registered form in denominations of $1,000 principal amount and integral multiples thereof. The notes are represented by one or more global notes deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. See “Description of the Notes—Form, Denomination and Registration.”

Registration Rights	We have filed this shelf registration statement with the SEC with respect to the notes and the common stock issuable upon conversion of the notes pursuant to a registration rights agreement.

Trading	The notes are not listed on any national securities exchange or included in any automated quotation system.

Common Stock	Our common stock is traded on the New York Stock Exchange under the symbol “OCN.”

Risk Factors

Investing in the notes involves a number of risks. See “Risk Factors” and the other information included and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves a number of material risks. You should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus, before purchasing the notes. We believe that these are the most material risks currently facing our business, but additional risks that we are not presently aware of or that we currently believe are immaterial may also impair our business operations.

Risks Relating to Our Business

Our success is highly dependent upon our ability to acquire and accurately price mortgage servicing rights, as well as general economic conditions in the geographic areas in which we service loans.

The primary risk associated with mortgage servicing rights is that they will lose a portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates or because of higher than anticipated delinquency rates occasioned by deteriorating credit conditions. Interest rates, prepayment speeds and the payment performance of the underlying loans significantly affect both our initial and ongoing valuations and the rate of amortization of mortgage servicing rights. In general, the value of mortgage servicing assets is affected by increased mortgage refinance activity that is influenced by changes in borrowers’ credit ratings, shifts in value in the housing market and interest rates. While such assets tend to decrease in value as interest rates decrease, they tend to increase in value as interest rates increase. During 2003 and 2004, increases in prepayment speeds resulted in a substantial increase in the amortization expense of our mortgage servicing rights. As of March 31, 2005, we held approximately $135.3 million of mortgage servicing rights.

We acquire servicing rights principally from mortgage origination companies and investment banks. Servicing rights are typically acquired based upon a competitive bidding process. A number of our competitors have access to greater capital resources, which may provide them with a competitive advantage if they seek to increase their market share. Although the market for the acquisition of servicing rights to subprime mortgage loans has grown in recent years, we may be unable to acquire the desired amount and type of servicing rights in future periods. In addition, the volume of servicing rights acquired by us may vary over time resulting in significant inter-period variations in our results of operations.

In determining the purchase price for servicing rights, management makes assumptions regarding the following, among other things:

•	the rates of prepayment and repayment within the pools;

•	projected rates of delinquencies and defaults;

•	our cost to service the loans;

•	amounts of future servicing advances;

•	ancillary fee income;

•	our ability to service and resolve loans successfully; and

•	future interest rates.

If these assumptions are inaccurate or the bases for the assumptions change, the price we pay for servicing rights may be too high. This could result in reduced revenue or a loss to us. Therefore, our success is highly dependent upon accuracy in our pricing of servicing rights, as well as general economic conditions in the geographic areas in which we service loans.

Our strategy to grow our business is subject to uncertainty.

Our corporate strategy focuses on growing our servicing of assets owned by others, growing our activities to provide business process outsourcing to others and the development of loan servicing technology for the mortgage and real estate industries. Many factors could adversely affect our ability to realize this strategy, including general economic factors, the general interest rate environment, our ability to maintain the servicing ratings assigned to us by rating agencies, competition, our ability to obtain mortgage servicing rights, the effectiveness of our marketing initiatives, our ability to recruit or replace experienced management and operations personnel, the success of our international operations and the availability of funding. In addition, there can be no assurance that we will be able to accomplish our strategic objectives as a result of changes in the nature of our operations over time or that such changes will not have a material adverse effect from time to time or generally on our business, financial condition or results of operations.

A downgrade in our servicer ratings could have an adverse effect on our business, financial condition or results of operations.

We are rated as a mortgage servicer by Standard & Poor’s Ratings Services (“Standard & Poor’s), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings (“Fitch”). Our favorable servicer ratings from these entities are important to the conduct of our residential loan servicing business. We can provide no assurance that these ratings will not be downgraded in the future. Any such downgrade could have an adverse effect on our business, financial condition or results of operations.

Our earnings may be inconsistent.

Since early 2000, we have implemented our strategy to shift our business activities away from capital-intensive businesses involving the purchase or origination of loans, real estate and related assets towards less capital-intensive businesses that generate fee-based revenues. The resulting exit from certain businesses and entry into others resulted in variations in our results of operations and earnings. Our past financial performance may not be considered a reliable indicator of future performance, and historical trends may not be reliable indicators of anticipated results or trends in future periods.

In addition to inconsistency in results caused by our entry into or exit from businesses in recent years, the consistency of our operating results has been and may continue to be significantly affected by inter-period variations in our current operations, including:

•	the amount of servicing rights acquired, and the changes in realizable value of those assets due to, among other factors, increases or decreases in prepayment speeds;

•	gains or losses realized from the disposition of our remaining non-core assets; and

•	changes in the earnings or losses of our other core business segments.

In addition, our operating results have been significantly affected by certain non-recurring items. Items reported by us in prior periods may not be repeated in future periods, and we may experience substantial inter-period variations in our operating results.

We rely on data from a third party vendor in the pricing of mortgage servicing rights in our residential loan servicing business.

Our residential loan servicing business uses data that we purchase from a third party that runs a model on which we base our bids for mortgage servicing rights. This model projects, among other things, prepayment speeds and delinquencies. Problems with this relationship or a disruption in this service could disrupt our operations or adversely affect our financial results.

Governmental and legal proceedings and related costs could adversely affect our financial results.

We face the risk of governmental proceedings and litigation, including class action lawsuits, challenging our residential loan servicing and other business practices. On April 19, 2004, the Bank entered into a Supervisory

Agreement with the Office of Thrift Supervision (“OTS”). While we do not expect that compliance with the agreement will have a material adverse impact on our financial condition, results of operations or cash flows, the OTS or other regulatory agencies may take additional actions to require the Bank to implement measures relating to our servicing practices, including with respect to the matters that are the subject of the Supervisory Agreement, other matters on which we communicate with the OTS from time to time or otherwise. In addition, if the OTS were to determine that we failed to comply with the Supervisory Agreement or otherwise were to find deficiencies in our mortgage servicing practices, the OTS could initiate an enforcement proceeding against the Bank, which could result in civil money penalties or the imposition of further requirements on the Bank’s business practices. Accordingly, there can be no assurance that any such eventualities, were they to occur, would not have a material adverse effect on our financial condition, results of operations or cash flows.

In addition, we and certain of our affiliates, including the Bank, have been named as defendants in a number of purported class action lawsuits challenging the Bank’s residential loan servicing practices. At least one of our competitors has paid significant sums to settle lawsuits brought against it that raised claims similar to those raised in the lawsuits brought against us and our affiliates. Although we believe that we have meritorious legal and factual defenses to the lawsuits, we can provide no assurance that we will ultimately prevail. Litigation and other proceedings may result in the adoption of business practices different from those of our competitors, as well as settlement costs, damages, penalties or other charges, which would adversely affect our financial results.

We incur significant costs related to governmental regulation.

Our business is subject to extensive regulation and supervision by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of our operations. Our banking and servicing activities are subject to numerous federal agencies, laws and regulations, including the OTS, the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System, the Federal Home Loan Bank (“FHLB”) of New York, the Home Owners’ Loan Act, the Federal Deposit Insurance Act, the Community Reinvestment Act and provisions of the Gramm-Leach-Bliley Act and USA PATRIOT Act. We also are required to comply with a variety of federal, state and local consumer protection laws, including the Fair Debt Collections Practice Act, Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and are subject to the rules and regulations of state regulatory authorities with respect to our operations. These requirements can and do change as statutes and regulations are enacted, promulgated or amended.

These statutes and regulations, among other things, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers, prohibit discrimination and, in some cases, fix maximum interest rates, finance charges, fees and mortgage loan amounts. We incur significant costs on an on-going basis to comply with governmental regulations, which adversely affects our net income. If our regulators impose new or more restrictive requirements, we may incur additional significant costs to comply with such requirements, which could adversely affect our net income.

If, as part of our previously disclosed debanking process, we were to no longer control a federal savings bank, we would no longer be subject to federal banking regulations but would remain subject to certain federal, state and local consumer protection provisions. We also would become subject to regulation in a number of states as a mortgage service provider and/or as a debt collector. We have not previously operated our mortgage servicing business under such regulatory regimes and there can be no assurance that this transition would not result in additional costs or uncertainties that would have a material adverse effect on the profitability of our mortgage servicing business.

We may be unable to obtain the necessary additional capital to finance the growth of our business.

Our financing strategy includes the use of leverage. Accordingly, our ability to remain in business and finance our operations rests in part on our ability to borrow money. Our ability to borrow money depends on a variety of factors, including:

•	our ability to meet our current debt service obligations on our existing debt;

•	our corporate credit rating as evaluated from time to time by rating agencies and the occasion of any changes to their published ratings;

•	our financial performance and the perception that existing and potential lenders have of our financial strength;

•	our ability to compete with other banks for deposits;

•	limitations imposed on us by regulatory agencies and/or existing lending agreements that limit our ability to raise additional debt; and

•	general economic conditions and the impact they have on the availability of credit.

An event of default, a negative ratings action by a rating agency, the perception of financial weakness resulting from continuing operating losses, increase in the cost of competing for deposits, an action by a regulatory authority or a restriction imposed on us as a function of a debt covenant that serves to limit our ability to borrow money, or a general deterioration in the economy that constricts the availability of credit may increase our cost of funds and make it difficult for us to renew existing credit facilities and obtain new lines of credit.

If, as part of our previously disclosed debanking process, we were to cease to control a federal savings bank, we would no longer be able to rely on deposits obtained through the Bank as a source of funding. Although we believe that we would be able to replace these deposits with other financing arrangements, we can provide no assurance that such alternative funding sources would be adequate to meet our needs or would not increase our cost of funds.

Our international operations are subject to political and economic uncertainties and other risks beyond our control.

We conduct business in the United States, and we have established operations in Canada, China, Germany, India, Japan and Taiwan. We are in the process of establishing operations in London, England and Belfast, Northern Ireland. Our foreign operations are subject to risks beyond those associated with our United States operations, including:

•	unexpected changes in local regulatory requirements;

•	unfavorable changes in trade protection laws;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences;

•	adaptability problems;

•	increased accounting and control expenses;

•	the burden of complying with foreign laws;

•	adverse social, political, labor or economic conditions;

•	changes in foreign currency exchange rates; and

•	our limited international experience.

Although we evaluate hedging strategies to limit the effects of currency exchange rate fluctuations on our results of operations, there can be no assurance that our strategies will achieve their intended purpose. Further, we may be unable to effectively manage the risks listed above in order to realize the benefits of international operations.

We face strong competition in our primary business segment.

We face strong competition from a variety of competitors in our residential loan servicing business. These competitors include several smaller companies focused on servicing as well as a number of large financial institutions. These financial institutions generally have significantly greater resources and access to capital than we do, resulting in a lower cost of funds and a greater ability to purchase mortgage servicing rights. Because a part of our strategy depends on our ability to obtain mortgage servicing rights, we can provide no assurance that such competition will not have an adverse impact on our ability to implement our strategy.

In general, our competition has intensified in recent years as the low-interest rate environment has created favorable conditions for other companies and banks to enter the residential subprime loan business or expand their existing activities within the industry. While some of these entities only originate and do not currently service loans, there is no assurance that they will not develop internal servicing capability or outsource the servicing function to one of our competitors. Recently, some originators from whom we have purchased servicing rights in the past have developed their own servicing capabilities.

We may be unable to satisfy consumer demand for new technologies.

Part of our business strategy is to expand our sales of proprietary technology products, including REALServicing, REALTrans and REALSynergy. Rapid change and uncertainty due to new and emerging technologies characterize the software industry. Our ability to grow our technology revenue is dependent upon our ability to develop and introduce new products and enhance existing products to satisfy consumer demand for new technologies. Because the pace of change continues to accelerate and new opportunities for competitors arise, our business planning is subject to substantial uncertainty. If we do not successfully identify new product opportunities and develop and bring new products to market in a timely and efficient manner, our business will suffer. New platforms and products may gain popularity with customers, vendors and loan originators, reducing or eliminating the potential for future revenue.

There is fierce competition in the software industry; however, our products compete in a limited market. While we believe REALServicing, REALTrans and REALSynergy each present greater functionality and a better value than competing products in the market, our products may not realize any competitive advantage. Competitors may arrive at a technology that creates a new market altogether and renders our product offerings obsolete. We may not be successful in introducing the products to the market on a commercial basis or in translating the products’ business, marketing and pricing models into revenue sufficient to produce net income.

The software industry is inherently complex. New products and product enhancements can require long development and testing periods. While we believe our products are attractive to the mortgage and real estate industries, the computer software industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. We may experience future difficulties that could delay or prevent the successful development, introduction or marketing of our products. Further, our products and product enhancements may not meet the requirements of the marketplace and achieve market acceptance. If we are unable to develop and introduce products of acceptable quality in a timely manner in response to changing market conditions or customer requirements, our business could be adversely affected.

We may not be able to adequately protect our proprietary rights or information.

Our success is in part dependent upon our proprietary information and technology. We rely on a combination of copyright, trade secret and contract protection to establish and protect our proprietary rights in our products and technology. In general, we enter into intellectual property agreements with all employees (including our management and technical staff) and consultants as well as limit access to and distribution of our proprietary information. We cannot be sure that we have taken adequate steps to deter misappropriation of our proprietary rights or information. Independent third parties may develop products and technology substantially similar to ours. Although we believe that our products and technology do not infringe any proprietary rights of others, we could be subject to claims of infringement in the future.

The loss of the services of our senior managers could have an adverse effect on us.

The experience of our senior managers is a valuable asset to us. Our chairman and chief executive officer, William C. Erbey, has been with us since our founding in 1987 and our president, Ronald M. Faris, joined us in 1991. Other senior managers of ours have been with us for 10 years or more. We do not have employment agreements with, or maintain key man life insurance relating to, Mr. Erbey, Mr. Faris or any of our other executive officers. The loss of the services of our senior managers could have an adverse effect on us.

Other industry risks could affect our financial performance.

We face many industry risks that could negatively affect our financial performance. For example, we face the risk that increased criticism from consumer advocates or the media could hurt consumer acceptance of our services and could lead to the adoption of different business practices. In addition, the financial services industry as a whole is characterized by rapidly changing technologies, and system disruptions and failures may interrupt or delay our ability to provide services to our customers. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in certain of our services. Security breaches, acts of vandalism, and developments in computer capabilities could result in a compromise or breach of the technology that we use to protect our customers’ personal information and transaction data. Consumers generally are concerned with security breaches and privacy on the Internet, and Congress or individual states could enact new laws regulating the electronic commerce market that could adversely affect us. In addition, we rely on our foreign employees for a number of our business processes in our call and data centers overseas. The issue of outsourcing to lower-cost foreign workers and the impact on the U.S. labor market has recently attracted significant negative media and Congressional attention, and Congress or individual states could enact new laws regulating outsourcing that could adversely affect us.

We may be required to repurchase loans or indemnify investors if we breach representations and warranties that we made in connection with the sale of those loans.

Historically, we purchased and originated loans that were subsequently pooled and securitized or sold outright. While we no longer purchase, originate or securitize a significant volume of loans, on substantially all loans sold we made representations or warranties at the time the loans were sold. We may be required to repurchase loans at a price equal to the then outstanding principal balance of the loan and any accrued and unpaid interest thereon, if there were a breach of those representations or warranties. Additionally, we may be required to advance funds to the securitization trusts or to indemnify the trustee or the underwriters of a securitization under specific circumstances.

We are subject to investment risks.

A component of our previous business strategy in the Residential Discount Loan and Subprime Finance non-core business lines was the acquisition, origination and securitization of residential mortgage loans. We had historically retained subordinate and residual interests in connection with the securitization of our loans and had acquired other residual interests in connection with our acquisition of Ocwen Asset Investment Corp. The performance of these securities in prior years was negatively impacted by higher than expected prepayment speeds and credit losses experienced on the mortgage loans collateralizing the securities. We have reduced our exposure to loss on these investments by selling most of the portfolio. However, we remain subject to the risk of loss on our remaining securities primarily to the extent that future credit losses exceed expected credit losses.

We continue to own loans and match funded loans relating to our non-core businesses. We believe that we have established adequate allowances for losses for each of our loans and match funded loans in accordance with generally accepted accounting principles. Future additions to these allowances, in the form of provisions for losses on loans and match funded loans, may be necessary, however, due to changes in economic conditions and the performance of these portfolios. There can be no assurance that we will not determine to further increase our allowances for losses on loans. Increases in our provisions for losses on loans would adversely affect our results of operations.

Risks Relating to the Notes

The notes will be unsecured and effectively subordinated to the rights of our existing and future secured creditors.

The notes represent our unsecured obligations. Accordingly, holders of our secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. In the event of a bankruptcy, liquidation or dissolution, the assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the notes. As of March 31, 2005, Ocwen Financial Corporation had approximately $183.3 million of indebtedness outstanding (inclusive of the $175 million of indebtedness resulting from the issuance of the notes), $8.3 million of which was secured indebtedness. The indenture relating to the notes does not include any express restrictions on our ability to incur additional secured indebtedness.

The notes are effectively subordinated to liabilities of our subsidiaries.

The notes are not guaranteed by our subsidiaries and therefore the notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us. As of March 31, 2005, the aggregate amount of indebtedness of our subsidiaries was $460.0 million.

We are a holding company and we depend upon cash from our subsidiaries to service our debt. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to make payments on the notes.

We are a holding company and substantially all of our operations are conducted through our subsidiaries. Accordingly, we are dependent upon the earnings and cash flows of, and cash distributions, dividends or other payments from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including the required payments on the notes. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to pay the principal or interest on the notes.

The payments of dividends or the making of distributions or other payments to us by our subsidiaries may be subject to regulatory or contractual restrictions. In particular, the Bank’s ability to pay dividends or make distributions to us may be limited by the OTS. The OTS requires that the Bank file an application for the prior approval of capital distributions and, if certain conditions are not met, the OTS may deny the Bank’s application. In addition, the Bank is required to maintain certain capital requirements that effectively limit the amount of funds that the Bank has available to distribute or pay to us.

We cannot assure you that the applicable regulatory authorities or the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient cash distributions, dividends or other payments to fund payments on the notes when due.

Our ability to purchase the notes with cash at your option or upon a fundamental change may be limited.

Holders of the notes may require us to purchase all or a portion of their notes for cash at specific times and upon the occurrence of specific circumstances involving the events described under “Description of the

Notes—Repurchase of Notes at the Option of Holders.” We cannot assure you that, if required, we would have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the purchase price of the notes in cash. Our ability to purchase the notes in that event may be limited by law, by regulatory authorities, including the OTS, by the indenture, by the terms of other agreements relating to our indebtedness and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future indebtedness.

The financial and credit markets could adversely affect the market price of the notes.

The market price of the notes will be based on a number of factors, including:

•	the prevailing interest rates being paid by companies similar to us;

•	the overall condition of the financial and credit markets;

•	prevailing interest rates and interest rate volatility;

•	the markets for similar securities;

•	our financial condition, results of operations and prospects;

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;

•	evaluations by credit rating agencies;

•	the market price and volatility of our common shares;

•	changes in our industry and competition; and

•	general market and economic conditions.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes.

The conversion feature of the notes could result in you receiving less than the value of the common shares into which a note is convertible.

The notes are convertible into our common shares only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common shares into which the notes would otherwise be convertible.

The make-whole premium payable on notes converted or repurchased in connection with certain corporate transactions may not adequately compensate you for the lost option value of your notes as a result of such corporate transactions.

If certain corporate transactions occur on or prior to August 1, 2009, we will in certain circumstances pay a make-whole premium on notes converted or repurchased in connection with these transactions. The amount of the make-whole premium will be determined based on the date on which the corporate transaction becomes effective and the price per share of our common stock in the corporate transaction as described below under “Description of the Notes—Repurchase of Notes at the Option of Holders—Make-Whole Premium.” While the make-whole premium is designed to compensate you for the lost option time value of your notes as a result of such corporate transactions, such make-whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the corporate transaction occurs after August 1, 2009 or if the price paid per share of our common stock in the corporate transaction is less than our common stock price at the date of issuance of the notes, there will be no make-whole premium.

If we elect to settle upon conversion in cash or a combination of cash and shares of our common stock, holders may receive no shares of our common stock or fewer shares than the number into which their notes are convertible and there will be a delay in settlement.

If we elect to satisfy our conversion obligation to holders by paying the cash value of the common stock into which the notes are convertible or by a combination of cash and shares of common stock, upon conversion of all or a portion of their notes, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the notes. In addition, there will be a significant delay in settlement and, because the amount of cash and/or common stock that a holder will receive in these circumstances will be based on the sales price of our common stock for an extended period between the conversion date and settlement date, holders will bear the market risk with respect to the value of our common stock for such extended period. Finally, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon conversion of the notes.

Absence of a public market for the notes could cause purchasers of the notes to be unable to resell them for an extended period of time.

Although the notes that were sold to qualified institutional buyers pursuant to Rule 144A are eligible for trading in the PORTAL market, the notes resold pursuant to this prospectus will no longer trade on the PORTAL market. Accordingly, we cannot assure you that an active trading market for the notes will develop or, if such market develops, how liquid it will be.

At the time of the initial sale of the notes, the initial purchaser advised us that it intended to make a market in the notes. However, the initial purchaser is not obligated to do so and may discontinue this market-making activity at any time without notice. If a trading market does not exist, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. Any trading market for the notes may be discontinued at any time. Any trading prices of the notes in any public market will depend on many factors, including, among other things, the price of our common shares into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common shares into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

We will increase our leverage as a result of the sale of the notes.

In connection with the sale of the notes, we incurred $175 million of indebtedness. As a result, our interest payment obligations increased. The degree to which we are leveraged could adversely affect our ability to obtain further financing or working capital, consummate acquisitions or otherwise pursue our strategies and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

There are no restrictive covenants in the notes indenture relating to our ability to incur future indebtedness or complete other financial transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated.

A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the notes upon the occurrence of a fundamental change except to the extent described under “Description of the Notes—Repurchase of Notes at the Option of Holders—Fundamental Change Put” and “Description of the Notes—Make-Whole Premium.”

We expect that the trading value of the notes will be significantly affected by the price of our common stock.

The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for any non-convertible debt securities we may issue.

A change in the accounting treatment of the notes could have an adverse impact on the market price of our common stock and the notes.

On September 30, 2004, the Emerging Issues Task Force of the Financial Accounting Standards Board announced that it had finalized a change in the accounting treatment of contingent convertible securities that in certain circumstances requires the full number of shares into which the notes may be convertible to be immediately included in shares outstanding for purposes of calculating diluted earnings per share. The change in accounting treatment is retroactive and took effect for reporting periods ending after December 15, 2004. This change has the effect of reducing our reported diluted earnings per share, which could in turn have an impact on the market price of our common stock and the notes.

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

The conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our long-term senior debt, or in the future to the notes, could cause the liquidity or market value of the notes to decline significantly.

There can be no assurance that the ratings currently assigned to our long-term senior debt will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our business, warrant such a change. We are currently on negative credit watch by Moody’s. An adverse change in our long-term debt rating could cause the liquidity or market value of the notes to decline significantly.

We do not intend to seek a rating on the notes and we believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces the rating assigned to the note, in the future, the liquidity of the notes and the market price of the notes and our common stock could be adversely affected.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold the notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

Risks Relating to Ownership of Our Common Shares

Our common share price may experience substantial volatility, which may affect your ability, following any conversion, to sell our common shares at an advantageous price and could impact the market value of the notes.

The market price of our common shares has been and may continue to be volatile. For example, the closing market price of our common shares on the New York Stock Exchange has fluctuated during the past twelve months between $6.51 per share and $12.30 per share and may continue to fluctuate. Therefore, the volatility may affect your ability to sell our common shares at an advantageous price. In addition, this may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. Market price fluctuations in our common shares may be due to acquisitions, dispositions or other material public announcements, along with a variety of additional factors including, without limitation, those set forth under “Risk Factors” and “Forward-Looking Statements.” In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of the notes and our common shares.

Our directors and executive officers collectively own a large percentage of our common shares and could influence or control matters requiring shareholder approval.

As of March 15, 2005, our directors and executive officers and their affiliates collectively owned or controlled approximately 45% of our outstanding common shares. This includes approximately 31% owned or controlled by our chairman and chief executive officer, William C. Erbey, and approximately 13% owned or controlled by our director and former chairman, Barry N. Wish. As a result, these shareholders could influence or control virtually all matters requiring shareholder approval, including amendment of our articles of incorporation, the approval of mergers or similar transactions and the election of all directors.

Shares of our common stock are relatively illiquid.

As of May 31, 2005, we had 62,933,788 shares of common stock outstanding. As of that date, approximately 45% of our common shares were held by our officers and directors and their affiliates and another approximately 5% of our common shares were held by one investor. As a result of our relatively small public float, our common stock may be less liquid than the common stock of companies with broader public ownership. The trading of a relatively small volume of our common stock may have a greater impact on the trading price of our common stock, and therefore the trading price of the notes, than would be the case if our public float were larger.

Because of certain features of the notes and certain provisions of our organizational documents, takeovers may be more difficult, possibly preventing you from obtaining an optimal share price.

In the event of certain change of control transactions in respect of our company, holders of the notes have the right to convert their notes into shares of our common stock or require us to repurchase in cash all or any portion of their notes. In addition, in certain change of control transactions that occur on or prior to August 1, 2009, we are required to pay a make-whole premium on notes converted or repurchased. These features of the notes effectively increase the cost of a takeover of our company and may deter potential acquirers.

In addition, our articles of incorporation provide that the total number of shares of all classes of capital stock that we have authority to issue is 220 million, of which 200 million are common shares and 20 million are preferred shares. Our board of directors has the authority, without a vote of the shareholders, to establish the preferences and rights of any preferred or other class or series of shares to be issued and to issue such shares. The issuance of preferred shares could delay or prevent a change in control. Since our board of directors has the power to establish the preferences and rights of the preferred shares without a shareholder vote, our board of directors may give the holders of preferred shares preferences, powers and rights, including voting rights, senior to the rights of holders of our common shares.

FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “will,” “plan,” “intend,” “expect” and similar expressions identify forward-looking statements. Such forward-looking statements may include, but are not limited to, the following:

•	predictions regarding changes in the interest rate environment or the possible impact of any such changes on our results of operations;

•	estimates regarding the benefits of cost saving opportunities and quality workforce in India;

•	projections for staff reduction in the United States and growth in our India workforce;

•	predictions as to the potential business opportunities in business process outsourcing;

•	predictions regarding the outcome of litigation;

•	predictions regarding sales of our commercial and affordable housing assets; and

•	intentions related to sources of financing and a possible debanking.

Forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Although we believe that our plans, intentions and expectations reflected in any forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following:

•	general economic and market conditions;

•	prevailing interest or currency exchange rates;

•	availability of servicing rights for purchase;

•	governmental regulations and policies;

•	international political and economic uncertainty;

•	availability of adequate and timely sources of liquidity;

•	uncertainty related to dispute resolution and litigation; and

•	real estate market conditions and trends.

Further information on the risks specific to our business are detailed in our reports and filings with the SEC, including our periodic reports on Form 10-K and Form 10-Q and our current reports on Form 8-K. In addition, some of the factors that may cause actual results, developments and business decisions to materially differ from those contemplated by such forward-looking statements include the risk factors discussed under “Risk Factors” beginning on page 6 of this prospectus. The forward-looking statements speak only as of the date they are made and should not be relied upon. We undertake no obligation to update or revise the forward-looking statements.

USE OF PROCEEDS

The selling securityholders will receive all proceeds from the sale of the notes and the common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale by any selling securityholder of the notes or shares of common stock issuable upon the conversion of the notes.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2004	2005	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges
Including interest on deposits (1)	1.84x	1.34x	1.14x	(2)	(2)	1.12x	1.81x
Excluding interest on deposits (1)	2.69x	1.42x	1.31x	(2)	(2)	1.19x	2.42x

(1)	The ratios of earnings to fixed charges were computed by dividing (x) income from continuing operations before income taxes and effect of change in accounting principles, adjusted for losses and undistributed income from equity investees plus fixed charges by (y) fixed charges.

(2)	Due to our losses in 2002 and 2001, the ratio of earnings to fixed charges was less than 1:1. We would have had to generate additional earnings of $82.1 million and $41.8 million in those years, respectively, to achieve coverage of 1:1.

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low closing sales prices for our common stock, as traded on the New York Stock Exchange:

	High	Low
Fiscal Year Ended December 31, 2002
First Quarter	$8.48	$6.47
Second Quarter	$7.50	$5.31
Third Quarter	$5.80	$2.67
Fourth Quarter	$3.05	$2.28

Fiscal Year Ended December 31, 2003
First Quarter	$3.40	$2.71
Second Quarter	$4.87	$3.13
Third Quarter	$5.09	$4.12
Fourth Quarter	$8.88	$4.60

Fiscal Year Ended December 31, 2004
First Quarter	$11.50	$8.48
Second Quarter	$12.57	$9.56
Third Quarter	$11.99	$7.75
Fourth Quarter	$9.56	$7.50

Fiscal Year Ended December 31, 2005
First Quarter	$9.54	$7.77
Second Quarter (through June 15, 2005)	$8.26	$6.51

DIVIDEND POLICY

We do not currently pay cash dividends on our common stock and have no current plans to do so in the future. The timing and amount of future dividends, if any, will be determined by our board of directors and will depend upon, among other factors, our earnings, financial condition, cash requirements, the capital requirements of the Bank and other subsidiaries and investment opportunities at the time any such payment is considered. In addition, the indentures relating to our 10.875% junior subordinated debentures due 2027 contain certain limitations on our ability to pay dividends.

As a holding company, the payment of any dividends by us will be significantly dependent on dividends and other payments received from our subsidiaries, including the Bank. For a description of limitations on our ability to pay dividends on our common stock and on the ability of the Bank to pay dividends, see Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004.

OUR BUSINESS

Overview

We are a diversified financial services holding company with headquarters in West Palm Beach, Florida and operations in Canada, China, Germany, India, Japan and Taiwan. We are engaged in a variety of businesses related to residential and commercial mortgage servicing, real estate asset management, asset recovery, business process outsourcing and the marketing and sales of technology solutions to third parties.

In early 2000, we began the execution of our strategic plan to shift our business activities away from capital-intensive businesses involving the purchase or origination of loans, real estate and related assets toward less capital-intensive businesses that generate fee-based revenues. As a result, we generally ceased to originate or invest in assets in certain of our non-core businesses unless contractually committed to do so. However, we continue to actively manage and resolve the remaining assets in these segments. Our primary fee-based business activity is servicing residential mortgages for others. Our core and non-core businesses are as follows:

Core Businesses	Non-Core Businesses
Residential Loan Servicing	Commercial Assets
Ocwen Technology Xchange (“OTX”)	Affordable Housing
Ocwen Realty Advisors (“ORA”)	Subprime Finance
Ocwen Recovery Group
Business Process Outsourcing
Commercial Servicing

Segment results in recent years reflect growth in our residential loan servicing segment, continued investment in the development and marketing of our technology products, cessation of loan acquisition and origination activities and our continuing resolution or disposition of those assets associated with our non-core businesses. To date, the Residential Loan Servicing business has been profitable. Our Ocwen Recovery Group business and ORA are profitable but smaller contributors to the bottom line. Both earn fee income for performing services for third parties. OTX markets several products to the real estate and mortgage industries. OTX has not been profitable in any completed fiscal year. Business Process Outsourcing, which began offering business process outsourcing services late in 2002, improved its profitability in 2003 and 2004. Our Commercial Servicing segment, which we previously called International Operations, was not profitable in 2002 or 2003, but achieved a small profit in 2004, reflecting start-up costs associated with expanding our asset servicing business to various other countries. Additional information regarding profitability of our business segments appears in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and our Annual Report on Form 10-K for the year ended December 31, 2004, each of which is incorporated herein by reference.

DESCRIPTION OF THE NOTES

We issued the notes under an indenture, dated as of July 28, 2004, between us and The Bank of New York Trust Company, N.A., as trustee. Initially, the trustee will also act as paying agent, conversion agent and calculation agent for the notes. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, dated as of July 28, 2004, between us and the initial purchaser.

The following description is only a summary of some of the provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as a holder of the notes. The form of note, the indenture and the registration rights agreement are exhibits to the registration statement of which this prospectus is a part.

When we refer to “Ocwen Financial Corporation,” “Ocwen,” “we,” “our” or “us” in this section, we refer only to Ocwen Financial Corporation and not any of its subsidiaries.

Brief Description of the Notes

The notes offered by this prospectus:

•	bear interest at a rate of 3.25% per annum, payable on each February 1 and August 1, beginning February 1, 2005;

•	are issued only in denominations of $1,000 principal amount and integral multiples thereof;

•	are general unsecured obligations of Ocwen, ranking equally with all of our other existing and future obligations that are unsecured and unsubordinated and, as indebtedness of Ocwen, will be effectively subordinated to (a) all of our existing and future secured obligations to the extent of the value of the assets securing such obligations and (b) all existing and future indebtedness and liabilities of our subsidiaries, including trade payables;

•	are convertible into shares of our common stock, cash or a combination of shares of our common stock and cash, at our option, initially at a conversion rate of 82.1693 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $12.17 per share), under the conditions and subject to such adjustments as are described below under “—Conversion Rights;”

•	are redeemable for cash at our option in whole or in part beginning on August 1, 2009 upon the terms set forth under “—Optional Redemption by Us;”

•	are subject to repurchase by us for cash at your option on August 1, 2009, 2014 and 2019 or upon a change of control of Ocwen, upon the terms and at the purchase price set forth under “—Repurchase of Notes at the Option of Holders;”

•	are entitled in certain circumstances to a make-whole premium, upon the terms set forth under “—Make-Whole Premium,” in connection with a conversion or repurchase as a result of certain fundamental changes;

•	are due on August 1, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at your option; and

•	benefit from the provisions of a registration rights agreement and bear liquidated damages if we fail to comply with certain of our obligations under such agreement as set forth below under “—Registration Rights.”

The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness, including secured indebtedness senior to the notes, or issuing or repurchasing our other securities, including, without limitation, the repurchase of our securities described above in “Use of Proceeds.” The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Ocwen, except to the extent described under “—Repurchase of Notes at the Option of Holders.”

No sinking fund is provided for the notes and the notes are not subject to defeasance. Except under limited circumstances described below, the notes will be issued only in registered book-entry form, without coupons, and will be represented by one or more global notes.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be made for any registration of transfer or exchange of notes, but we may require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

We will make all payments on global notes to The Depository Trust Company, or “DTC,” in immediately available funds.

Ranking

The notes are our general unsecured obligations and rank equally with all of our other existing and future obligations that are unsecured and unsubordinated. As of March 31, 2005, we had approximately $8.3 million of secured debt outstanding. The notes will not be guaranteed by any of our subsidiaries, and, accordingly, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. As of March 31, 2005, our subsidiaries had approximately $460.0 million in debt outstanding. Neither we nor our subsidiaries are restricted under the indenture from incurring additional senior indebtedness or other additional indebtedness, including secured indebtedness.

Interest

The notes bear interest at a rate of 3.25% per annum from July 28, 2004. We will pay interest semiannually on February 1 and August 1 of each year, beginning February 1, 2005, to the holders of record at the close of business on the preceding July 15 and January 15, respectively. There is one exception to the preceding sentence:

•	In general, we will not pay accrued and unpaid interest on any notes that are converted into our common stock. Instead, accrued interest will be deemed paid by the receipt of cash or common stock by holders on conversion. You will receive, however, accrued and unpaid liquidated damages, if any, upon the terms set forth under “—Registration Rights,” to, but not including, the conversion date. If you surrender notes for conversion after a record date for an interest payment but prior to the corresponding interest payment date, you (or, if you are not the record holder of the notes on that interest payment date, such record holder) will receive on that interest payment date accrued and unpaid interest on those notes, notwithstanding your conversion of those notes prior to that interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender notes for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, (2) we have specified a repurchase date following a change of control that is during such period or (3) any overdue interest exists at the time of conversion with respect to the notes converted. Accordingly, under these circumstances you will not be required to pay us, at the time that you surrender the notes for conversion, the amount of interest you will receive on the interest payment date.

Except as provided below, we will pay interest on:

•	global notes to DTC in immediately available funds;

•	any definitive notes having an aggregate principal amount of $5.0 million or less by check mailed to the holders of those notes; and

•	any definitive notes having an aggregate principal amount of more than $5.0 million by wire transfer in immediately available funds if requested by a holder of those notes and such holder provides us with wire transfer instructions at least 10 business days prior to the interest payment date.

At maturity we will pay interest on the definitive notes at the office we will maintain where the notes may be presented for registration, transfer, exchange or conversion. This office initially will be the designated corporate trust office of the trustee.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, stated maturity date, redemption date, repurchase date or change of control repurchase date of a note would fall on a day that is not a business day, the required payment of principal, interest, if any, liquidated damages, if any, and make-whole premium, if any, will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after such interest payment date, the stated maturity date, redemption date, repurchase date or change of control repurchase date to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close.

Conversion Rights

General

Subject to the conditions and during the periods described below, you may convert any outstanding notes, initially at a conversion rate of 82.1693 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $12.17 per share). The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. We will not issue fractional shares of our common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the last reported sale price per share of our common stock on the business day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 principal amount and integral multiples thereof. Upon surrender of a note for conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “—Payment Upon Conversion.”

If you have exercised your right to require us to repurchase your notes in the circumstances described under “—Repurchase of Notes at the Option of Holders,” you may convert your notes into our common stock only if you withdraw your repurchase notice or change of control repurchase notice and convert your notes prior to the close of business on the repurchase date or change of control repurchase date, as applicable.

You may surrender any of your notes for conversion prior to the stated maturity date only under the following circumstances:

Conversion Upon Satisfaction of Market Price Condition

You may surrender any of your notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 30, 2004 if the last reported sale price per share of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter is more than 125% of the applicable conversion price of the notes as of that 30th trading day.

The “last reported sale price” per share of our common stock on any date means the closing sale price per share of our common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal United States securities exchange on which our common stock is listed or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated.

“Trading day” means a day during which trading in securities generally occurs on the principal United States securities exchange on which our common stock is listed or, if our common stock is not listed on a United States national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which our common stock is then traded or quoted.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender any of your notes for conversion during the five business day period immediately following any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the last reported sale price per share of our common stock on such day and the applicable conversion rate of the notes on such day. However, you may not convert your notes in reliance on this subsection after August 1, 2019 if on any trading day during the measurement period the last reported sale price of shares of our common stock was between 100% and 125% of the applicable conversion price of the notes on such day.

The “trading price” of a note on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $1.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $1.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “last reported sale price” per share of our common stock and the applicable conversion rate.

The conversion agent will, on our behalf, determine if the notes are convertible as a result of the trading price of the notes and notify us and the trustee; provided, that the conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination and we shall have no obligation to make such request unless requested to do so by a holder of the notes. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 98% of the product of the “last reported sale price” of our common stock and the conversion rate.

Conversion Upon Notice of Redemption

You may surrender for conversion any of your notes that have been called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at that time.

Conversion Upon Specified Corporate Transactions

(1) Certain Distributions

If:

•	we distribute to all holders of shares of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of distribution, shares of our common stock at less than the last reported sale price per share of our common stock on the business day immediately preceding the announcement date of such distribution, or

•

we elect to distribute to all holders of shares of our common stock, cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 10% of the last reported sale price per share of our common stock on the business day immediately preceding the announcement date of such distribution,

then at least 20 days prior to the ex-dividend date for the distribution, we must notify the holders of the notes of the occurrence of such event. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place. However, no holder may surrender such holder’s notes for conversion and no adjustment to the applicable conversion rate will be made if we provide that holders of notes will participate in the distribution without conversion or in certain other cases. The “ex-dividend date” is the first date upon which a sale of shares of our common stock, regular way on the relevant exchange or in the relevant market for our common stock, does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

(2) Certain Corporate Transactions

If a “change of control” occurs pursuant to either clause (1) or clause (2) of the definition thereof and such change of control constitutes a fundamental change, then a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction).

In addition, if such change of control occurs before August 1, 2009, we will pay a “make-whole premium” in connection with the conversion of notes, calculated as described under “—Repurchase of Notes at the Option of Holders—Make-Whole Premium.” Payment of the make-whole premium to holders surrendering their notes for conversion will be made upon the later of: (i) the fundamental change repurchase date and (ii) the conversion settlement date for those notes. We will pay the make-whole premium in the consideration into which our common stock was converted, exchanged or acquired. The method of determining the amount of such consideration is described under “—Repurchase of Notes at the Option of Holders—Make-Whole Premium.”

If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction.

Conversion Upon Company Election Following Change in Accounting Treatment of Contingent Convertible Securities

From and after the date of the occurrence of an accounting event (as defined below) following July 28, 2004, we will have the option, in our sole discretion, to elect, by providing notice to the trustee and the holders of the notes, to permit conversion without regard to fulfillment of the contingencies described above under “—Conversion Upon Satisfaction of Market Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Upon Notice of Redemption” and “—Conversion Upon Specified Corporate Transactions.” If we make such an election, holders of the notes will have the right to convert their notes at any time prior to the close of business on August 1, 2024.

An “accounting event” means that the Emerging Issues Task Force of the Financial Accounting Standards Board has issued in final form, an amendment to, change in or clarification of rules relating to accounting treatment of contingent convertible securities, as a result of which we are required, under then current GAAP, to include the full number of shares into which the notes may be converted in determining the number of our shares outstanding for purposes of calculating diluted earnings per share without regard to fulfillment of any related contingencies.

Conversion Procedures

By delivering to the holder the number of shares issuable upon conversion or the amount of cash determined as set forth below under “—Payment Upon Conversion,” together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the notes. That is, accrued interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited.

You will not be required to pay any taxes or duties relating to the issuance or delivery of shares of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of our common stock in a name other than your own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

To convert a definitive note, you must do each of the following:

•	complete the conversion notice on the back of the notes (or a facsimile thereof);

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•	furnish appropriate endorsement and transfer documents;

•	pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described under “—Interest;” and

•	pay all taxes or duties, if any, as described above.

To convert interests in a global note, you must comply with the last three bullets above and deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program.

The “conversion date” will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the notes are converted, or a book-entry transfer through DTC for the number of full shares of our common stock into which any notes are converted, and/or the amount of cash determined as set forth under “—Payment Upon Conversion,” (and cash in lieu of any fractional shares) will be delivered to you as soon as practicable on or after the conversion date.

Payment Upon Conversion

Conversion on or Prior to the Final Notice Date. In the event that we receive your conversion notice on or prior to the day that is 20 days prior to the stated maturity date or, with respect to notes being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

If we choose to satisfy all or any portion of our obligation to deliver shares of our common stock upon conversion (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as l00% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following our receipt of your conversion notice (“cash settlement notice period”). If we timely elect to pay cash for any portion of the shares of our common stock otherwise issuable to you, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period (“conversion retraction period”). If we do not make such election, you may not make any such retraction and your conversion notice will be irrevocable.

Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you, for each $1,000 original principal amount of notes, a number of shares equal to the applicable conversion rate. We will pay cash for all fractional shares of common stock, as described under “—Conversion Rights—General.”

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you, for each $1,000 principal amount of notes, cash in an amount equal to the product of the applicable conversion rate and the average last reported sale price per share of our common stock for the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you, for each $1,000 original principal amount of notes, such cash amount (the “cash amount”) and a number of shares of our common stock equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as set forth in the first bullet of this paragraph over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 5% of the cash amount, divided by (y) the last reported sale price per share of our common stock on such day. We will pay cash for all fractional shares of common stock, as described under “—Conversion Rights—General.”

The “cash settlement averaging period” means the 20 trading-day period beginning the day after the expiration of the conversion retraction period.

If we choose to satisfy the entire conversion obligation in shares of our common stock, then settlement will occur on the third business day following the conversion date. If we choose to satisfy all or any portion of the conversion obligation in cash and the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the last day of the cash settlement averaging period.

In addition to the above, we will also, if applicable, pay the make-whole premium. Payment of the make-whole premium to holders surrendering their notes for conversion or repurchase will be made upon the later of: (i) the fundamental change repurchase date and (ii) the conversion settlement date for those notes. We will pay the make-whole premium in the consideration, as applicable, into which our common stock was converted, exchanged or acquired, except that we will pay cash in lieu of fractional interests in any security or other property delivered in connection with such transaction.

Our Right to Irrevocably Elect Payment. At any time prior to the stated maturity date, we may irrevocably elect to satisfy in cash up to 100% of the principal amount of the notes converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. Such election shall be in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes. If we make such election, we will not have to make any further election prior to the final notice date (and we will not deliver any further notice thereof following the conversion date), and the description set forth under “—Payment Upon Conversion—Conversion after the Final Notice Date” shall not be applicable.

In the event that we receive your conversion notice after the date of such election, your conversion notice will not be retractable, and settlement amounts will be computed and settlement dates will be determined in the same manner as set forth under “—Payment Upon Conversion—Conversion on or Prior to the Final Notice Date” except that:

•	the “cash settlement averaging period” shall be the 20 trading-day period beginning on the day after we receive your conversion notice; and

•	the “cash amount” shall be the lesser of (i) (x) the number of shares of our common stock, calculated as set forth in the first bullet of settlement amounts above, multiplied by (y) the average last reported sale price per share of our common stock during the cash settlement averaging period and (ii) 100% of the principal amount of a note.

Conversion after the Final Notice Date. In the event that we receive your conversion notice after the final notice date and we elect to satisfy all or any portion of the conversion obligation in cash, then we will not send individual notices of such election. Instead, we will send, on or prior to the final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount). If we receive your conversion notice after the final notice date, you will not be allowed to retract the conversion notice. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Payment Upon Conversion—Conversion on or Prior to the Final Notice Date” except that the “cash settlement averaging period” shall be the 10 trading-day period beginning on the day after we receive your conversion notice. If we do not elect to satisfy all or any portion of the conversion obligation in cash, then settlement will occur on the third business day following the conversion date.

Conversion Rate Adjustments

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) the payment to all holders of our common stock of dividends and other distributions on our common stock payable exclusively in shares of our common stock, in which event the applicable conversion rate will be adjusted by multiplying it by a fraction,

(a) the numerator of which will be the sum of (i) the number of shares of our common stock outstanding on the record date fixed for the dividend or distribution plus (ii) the total number of shares constituting the dividend or distribution, and

(b) the denominator of which is the number of shares of our common stock outstanding on the record date fixed for the dividend or distribution;

(2) the distribution to all holders of our common stock of rights or warrants (other than pursuant to any dividend reinvestment or share purchase plan) that entitle the holders to purchase shares of our common stock, for a period expiring within 60 days from the date of issuance of the rights or warrants, at a price per share less than the last reported sale price per share of our common stock on the record date for the determination of shareholders entitled to receive the rights or warrants, in which event the applicable conversion rate will be adjusted by multiplying it by a fraction,

(a) the numerator of which will be the sum of (i) the number of shares of our common stock outstanding on the record date fixed for the distribution plus (ii) the total number of additional shares of our common stock offered for purchase (or into which such convertible securities could be converted), and

(b) the denominator of which is the sum of (i) the number of shares of our common stock outstanding on the record date fixed for the distribution plus (ii) the total number of shares of our common stock that the aggregate offering price of the total number of shares offered for subscription or purchase (or the aggregate conversion price of such convertible securities) would purchase at the current market price of our common stock;

(3) subdivisions or combinations of our common stock, in which event the conversion rate in effect will be proportionately increased or decreased;

(4) distributions to all holders of our common stock of our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities (excluding any dividend, distribution or issuance covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash), in which event the applicable conversion rate will be increased by multiplying the applicable conversion rate by a fraction,

(a) the numerator of which is the current market price per share of our common stock plus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of our common stock, and

(b) the denominator of which is the current market price per share of our common stock.

The “current market price” per share of our common stock on any day means the average of the last reported sale price for the first 20 consecutive trading days from, and including, the ex-dividend date for such dividend or distribution.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the fair market value of the securities so distributed will be based on the average of the last reported sales prices of those securities (where such last reported sale prices are available) for each of the 20 trading days commencing on and including the fifth trading day after the ex-dividend date for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted;

(5) we make distributions consisting exclusively of cash to all holders of our common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, in which event the applicable conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction,

(a) the numerator of which will be the current market price of our common stock, and

(b) the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution; or

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the applicable conversion rate will be adjusted by multiplying the applicable conversion rate by a fraction,

(a) the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the last reported sale price per share of our common stock on the trading day next succeeding the expiration of the tender or exchange offer, and

(b) the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the last reported sale price per share of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

To the extent that we have a rights plan that is in effect upon conversion of the notes into common stock, the holder will receive, in addition to shares of our common stock, the rights under the rights plan unless, prior to the conversion date, the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities as described in clause (4) above.

If rights or warrants for which an adjustment to the conversion rate has been made expire unexercised, the conversion rate will be readjusted to take into account the actual number of such rights or warrants that were exercised.

In addition to these adjustments, we may, from time to time, to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange (and any other exchange on which the shares of our common stock are then listed), increase the applicable conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of capital stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange (and any other exchange on which the shares of our common stock are then listed), increase the applicable conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of notes at least 15 days’ notice of such an increase in the applicable conversion rate.

No holder may surrender such holder’s notes for conversion and no adjustment to the applicable conversion rate will be made if the holder will otherwise participate in the distribution without conversion.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	upon the issuance of any shares of our common stock pursuant to conversion of the notes;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest or liquidated damages, if any.

All calculations relating to conversion shall be made to the nearest cent or the nearest 1/10,000th of a share.

The holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend in connection with the adjustment of the conversion rate. See “Certain United States Federal Income Tax Considerations—Conversion of Notes into Common Shares.”

Payment at Maturity

Each holder of $1,000 principal amount of the notes shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest, and liquidated damages, if any. We will pay principal on:

•	global notes to DTC in immediately available funds; and

•	any definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee.

Optional Redemption by Us

Prior to August 1, 2009, the notes are not redeemable at our option. Beginning on August 1, 2009, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, on the notes to but not including the redemption date. However, if a redemption date falls between a record date and the corresponding interest payment date, then the interest payable on such interest payment date shall be paid to the holders of record of the notes on the applicable record date instead of the holders of the notes we redeem on such redemption date.

We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Notes at the Option of Holders

Optional Put

On August 1, 2009, August 1, 2014 and August 1, 2019 (each, a “repurchase date”), holders may require us to repurchase for cash any outstanding notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and liquidated damages, if any, to but excluding the repurchase date. However, if the repurchase date falls on an interest payment date, then the interest payable on such interest payment date shall be paid to the holders of record of the notes on the applicable record date instead of the holders surrendering the notes for repurchase on such date.

Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date.

The repurchase notice given by each holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the repurchase date and must state:

•	the certificate numbers of the holder’s notes to be delivered for repurchase (if such notes are held in definitive form);

•	the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in definitive form, the repurchase notice must comply with appropriate DTC procedures.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice shall state:

•	the certificate numbers of the holder’s notes being withdrawn (if such notes are held in definitive form);

•	the principal amount of notes being withdrawn; and

•	the principal amount of the notes, if any, that remain subject to the repurchase notice.

If the notes are not in definitive form, the withdrawal notice must comply with appropriate DTC procedures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule l4e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder either effecting book-entry transfer of the holder’s notes or delivering the definitive notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the notes to be paid following the later of (i) the business day following the repurchase date and (ii) the time of delivery of the definitive notes, together with such endorsements.

If, on the business day following the repurchase date, the paying agent holds cash sufficient to pay the purchase price of the notes for which a repurchase notice has been given and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest and liquidated damages, if any, on the notes will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon transfer or delivery of the notes.

Our ability to repurchase notes for cash may be limited by regulatory and other restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. See “Risk Factors—Risks Relating to the Notes—Our ability to purchase the notes with cash at your option or upon a fundamental change may be limited.” No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

Fundamental Change Put

If a fundamental change, as defined below, occurs, you will have the right on the fundamental change repurchase date (subject to certain exceptions set forth below) to require us to repurchase all of your notes not previously called for redemption, or any portion of those notes that is equal to (a) $1,000 in principal amount or integral multiples thereof, at a “fundamental change purchase price” in cash equal to 100% of the principal amount of the notes plus any accrued and unpaid interest, (b) in certain circumstances described in “—Make-Whole Premium,” the make-whole premium and (c) liquidated damages, if any, on the notes to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest, the make-whole premium, if any, and liquidated damages, if any, to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the purchase price. Notwithstanding the foregoing, if we incur other senior debt, we may be required to offer to repurchase such other senior debt on a pro rata basis with the notes, upon a change of control, if similar change of control offers are required by our other senior debt.

Within 30 days after the occurrence of a fundamental change, we are required to give you notice of such occurrence and of your resulting repurchase right, and the procedures that holders must follow to require us to repurchase their notes as described below. The fundamental change repurchase date specified by us will be 30 days after the date on which we give you this notice.

We will not be required to repurchase your notes upon a fundamental change if a third party offers to repurchase your notes in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a repurchase made by us upon a fundamental change and purchases all notes validly tendered and not withdrawn under such offer to repurchase; provided, however, that if a holder of notes provides a repurchase notice to such third party, such notice shall also be deemed to have been made to us in the event that the third party defaults in its obligation to repurchase the notes.

To exercise your fundamental change repurchase right, you must deliver, before the close of business on the business day prior to the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with the written fundamental change repurchase notice, to the paying agent. Your fundamental change repurchase notice must state:

•	the certificate numbers of the holders’ notes to be delivered for repurchase (if such notes are held in definitive form);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

If the notes are not in definitive form, the fundamental change repurchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change repurchase notice (in whole or in part) by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of notes being withdrawn;

•	the certificate numbers of the notes being withdrawn (if such notes are held in definitive form); and

•	the principal amount of the notes, if any, that remain subject to the fundamental change repurchase notice.

If the notes are not in definitive form, the fundamental change repurchase notice must comply with appropriate DTC procedures.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1) as indicated by the filing of a Schedule TO under the Exchange Act or any other schedule, form or report under the Exchange Act disclosing the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

(2) the consummation of our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation or form of organization and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares or other equity interests of the surviving entity or a direct or indirect parent of the surviving entity.

Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

However, notwithstanding the foregoing, it will not constitute a fundamental change if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control consists of shares of common stock traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the notes become convertible into that common stock (and any rights attached thereto).

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

If the paying agent holds cash or securities sufficient to pay the fundamental change purchase price and the make-whole premium, if any, with respect to notes which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, those notes will cease to be outstanding and interest and liquidated damages, if any, on the notes will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent and all other rights of the holder shall terminate, other than the right to receive the fundamental change purchase price and the make-whole premium, if any, upon delivery of the notes.

The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase notes for cash upon the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the notes for cash may be limited by regulatory and other restrictions on the ability of Ocwen to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by the terms of, our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors—Risks Relating to the Notes—Our ability to purchase the notes with cash at your option or upon a fundamental change may be limited.”

The fundamental change purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a term contained in securities similar to the notes.

Make-Whole Premium

If a transaction described in the second paragraph of the definition of change of control occurs prior to August 1, 2009 and constitutes a fundamental change, we will pay, in addition to the purchase price described under “—Fundamental Change Put,” a “make-whole premium” described below to holders of notes who elect to require us to repurchase such notes in connection with such a fundamental change.

No make-whole premium will be paid if the stock price (as defined below) is less than or equal to $9.02 or greater than $36.08 (in each case subject to adjustment). The make-whole premium will be determined by reference to the table below and is based on the date on which such specified corporate transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the transaction constituting the fundamental change. If the holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the closing sale price of our common stock on the 10 trading days up to, but not including, the effective date.

In connection with the repurchase of the notes as described or upon a conversion of the notes as a result of certain specified corporate transactions as described under “Conversion Rights—Conversion Upon Specified Corporate Transactions—Certain Corporate Transactions,” we will pay the make-whole premium in the consideration into which our common stock was converted, exchanged or acquired, except that we will pay cash in lieu of fractional interests in any security or other property delivered in connection with such transaction.

If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such transaction, then for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to the relative values, determined as described in the next paragraph, of the different forms of consideration paid to our common stockholders in connection with such fundamental change.

The value of such consideration to be delivered in respect of the make-whole premium will be calculated as follows:

•	securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on 98% of the average closing price or last sale price, as applicable, on the 10 trading days prior to but excluding the fundamental change repurchase date;

•	other securities, assets or property (other than cash) will be valued based on 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally recognized banks selected by the trustee; and

•	100% of any cash.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the make-whole premiums (table in percentages of principal amount of notes).

Stock Price

Effective Date	$9.02	$9.92	$10.82	$11.73	$12.63	$13.53	$14.43	$15.33	$16.24	$17.14	$18.04	$22.55	$27.06	$31.57	$36.08
August 1, 2004	—	8.64	13.97	19.52	20.07	19.05	18.17	17.39	16.73	16.13	15.62	13.86	12.90	12.35	11.99
August 1, 2005	—	8.11	13.14	18.43	18.76	17.56	16.52	15.62	14.84	14.16	13.57	11.59	10.56	10.00	9.66
August 1, 2006	—	7.30	11.95	16.92	16.99	15.58	14.36	13.32	12.44	11.66	11.01	8.89	7.87	7.36	7.09
August 1, 2007	—	5.98	10.11	14.66	14.41	12.74	11.34	10.17	9.21	8.37	7.69	5.66	4.79	4.48	4.30
August 1, 2008	—	3.53	6.84	10.76	10.06	8.14	6.58	5.39	4.51	3.72	3.17	1.89	1.51	1.45	1.42
August 1, 2009	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

The exact stock price and effective dates may not be set forth in the table, in which case:

•	if the stock price is between two stock price amounts in the table or the effective date is between two dates on the table, the make-whole premium will be determined by straight-line interpolation between the additional premium amounts set for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $36.08 per share (subject to adjustment), no make-whole premium will be paid; and

•	if the stock price is less than or equal to $9.02 (subject to adjustment), no make-whole premium will be paid.

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Merger and Sales of Assets

The indenture provides that, subject to the exception discussed below, we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes all of our obligations under the notes and the indenture; and

•	neither we nor such person is then or immediately after giving effect to such transaction in default under the indenture.

The occurrence of certain transactions fitting within this exception could constitute a change of control.

The covenant described in the first paragraph of this subsection includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	default in our obligation to deliver shares of our common stock, cash or a combination of shares of our common stock and cash upon conversion of any notes;

•	default in our obligation to repurchase notes or pay a make-whole premium, if any, at the option of holders or following a fundamental change;

•	default in our obligation to notify when due holders of notes of a fundamental change or a change of control;

•	default in our obligation to redeem notes after we have exercised our redemption option;

•	default in our obligation to pay the principal amount of the notes at maturity, when due and payable;

•	default in our obligation to pay any interest or liquidated damages when due and payable, and continuance of such default for a period of 30 days past the applicable due date;

•	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after our receipt of written notice of such failure, requiring us to remedy the same so long as such notice shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money of ours or our designated subsidiaries in an aggregate amount of $25.0 million or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a designated subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary; provided, however, that a reorganization or dissolution of the Bank in connection with our previously disclosed debanking shall not be an event of default.

A “designated subsidiary” means any existing or future, direct or indirect, subsidiary of ours whose assets constitute 15% or more of our total assets on a consolidated basis.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default known to it, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under any of the first five bullets above.

If certain events of default specified in the last bullet point above occur and are continuing, then the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, through such date shall automatically become immediately due and payable. If any other event of default occurs and is continuing (the default not having been cured or waived as provided under “—Modification and Waiver”), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable on the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, through such date, and the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

Our obligations under the indenture are not intended to provide creditors’ rights in bankruptcy for any amounts in excess of par plus accrued and unpaid interest (including liquidated damages, if any).

No holder of notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding notes;

•	the holder or holders have offered security or indemnity satisfactory to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the stated maturity date of any note or the payment date of any installment of interest or liquidated damages payable on any notes;

•	reduce the principal amount of, or any interest, liquidated damages, redemption price, purchase price, fundamental change purchase price or make-whole premium on, any note;

•	impair the right of a holder to convert any note or reduce the number of shares of our common stock or any other property receivable upon conversion;

•	change the currency of payment of such notes or interest or liquidated damages thereon;

•	alter the manner of calculation or rate of accrual of interest, liquidated damages or make-whole premium on any note or extend the time for payment of any such amount;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

•	modify our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders (including after a change of control);

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for any other waiver under the indenture.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the notes outstanding at the time.

Changes Requiring No Approval

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding guarantees with respect to the notes or securing the notes;

•	adding to our covenants or the events of default for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the applicable conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

•	establishing the form of notes if issued in definitive form;

•	evidencing and providing for the acceptance of the appointment under the indenture of a successor trustee;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

•	curing any ambiguity, correcting any inconsistency or supplementing any defective provision contained in the indenture so long as such action will not adversely affect the interests of the holders of notes in any material respect, it being understood that any amendment made solely to conform the provisions of the indenture to the description of the notes in this prospectus will not be deemed to adversely affect the interests of the holders of the notes; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and that will not materially adversely affect the interests of the holders of notes.

Registration Rights

On July 28, 2004, we entered into a registration rights agreement with the initial purchaser for the benefit of the holders of the notes. Pursuant to the agreement, we agreed to, at our expense:

•	file with the SEC not later than October 26, 2004, a registration statement on such form as we deem appropriate covering resales by holders of all notes and the common stock issuable upon conversion of the notes;

•	use our reasonable best efforts to cause such registration statement to become effective not later than January 24, 2005; and

•	use our reasonable best efforts to keep the registration statement effective until the earliest of:

(1) the second anniversary of the last date of original issuance of any of the notes;

(2) the date when the non-affiliate holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to Rule 144 under the Securities Act; or

(3) the date when all of the notes and the common stock issuable upon conversion of the notes are sold pursuant to the shelf registration statement or pursuant to Rule 144(k) under the Securities Act or any similar provision then in effect.

In connection with filing the shelf registration statement, we will:

•	provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

•	notify each such holder when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes in accordance with the terms and conditions of the registration rights agreement.

Each holder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling holder in the related prospectus;

•	required to deliver a prospectus to the purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).

We may suspend the holder’s use of the prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period, and not to exceed an aggregate of 90 days in any 12-month period if:

•	the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we determine in good faith that the disclosure of this material non-public information would be seriously detrimental to us and our subsidiaries.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, we may extend the deferral period from 30 days to 60 days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension.

We refer to each of the following as a registration default:

•	the registration statement has not been filed prior to October 26, 2004; or

•	the registration statement has not been declared effective prior to January 24, 2005, which is referred to as the effectiveness target date; or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within 10 business days (or, if the deferral period is then in effect, the fifth business day following the expiration of such deferral period) by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the deferral period described in the preceding paragraph by the 30th day or the 60th day as the case may be, or (3) if deferral periods exceed an aggregate of 90 days in any 12 month period.

If a registration default occurs (other than a registration default relating to a failure to file or have an effective registration statement with respect to the shares of common stock), cash liquidated damages will accrue on the notes that are, in each case, transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. Liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on each February 1 and August 1, commencing on February 1, 2005, and will accrue at a rate per year equal to 0.25% of the principal amount of a note to and including the 90th day following such registration default; and 0.50% of the principal amount of a note from and after the 91st day following such registration default.

The term “applicable conversion price” means, as of any date of determination, $1,000 principal amount of notes divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were the notes then outstanding.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive liquidated damages on such common stock, but will receive additional shares upon conversion (except to the extent we elect to deliver cash upon conversion).

If a registration default with respect to the common stock occurs after a holder has converted its notes into shares of our common stock, such holder will not be entitled to any compensation with respect to such shares of our common stock.

If a shelf registration statement covering the resales of the notes and common stock into which the notes are convertible is not effective, these securities may not be sold or otherwise transferred except in accordance with the provisions set forth under “Notice to Investors.”

Form, Denomination and Registration

Denomination and Registration. The notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

Global Notes. Notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global notes directly through DTC if such holder is a participant in DTC or indirectly through organizations that are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	are not entitled to have certificates registered in their names;

•	will not receive or are not entitled to receive physical delivery of certificates in definitive form; and

•	are not considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal, interest and liquidated damages, if any, on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of Ocwen, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal, interest or liquidated damages, if any, on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. You may wish to contact your broker or other direct or indirect DTC participant to obtain information on how notices of significant events such as redemptions will be transmitted to you.

A holder that would like to convert notes into common stock pursuant to the terms of the notes should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests and effecting delivery of such notes on DTC’s records.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, the ability of a holder to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither Ocwen nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at anytime. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. In addition, beneficial interests in a global note may be exchanged for definitive notes upon request or on behalf of DTC in accordance with customary procedures. None of Ocwen, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of beneficial ownership interests in global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

We will issue the notes in definitive form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive notes upon request by or on behalf of DTC in accordance with customary procedures. We may determine at any time and in our sole discretion that notes shall no longer be represented by global notes, in which case we will issue certificates in definitive form in exchange for the global notes.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Information Concerning the Trustee and Transfer Agent

The Bank of New York Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, calculation agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

Calculations In Respect of Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the trading prices of the notes and of our common stock, the amount of accrued interest payable on the notes and the applicable conversion rate and applicable conversion price of the notes. We or our agents will make all of these calculations in good faith, and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to rely conclusively upon the accuracy of these calculations without independent verification.

DESCRIPTION OF CAPITAL STOCK

The following description does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and by-laws.

General

Pursuant to our articles of incorporation, we are authorized to issue 200 million shares of common stock and 20 million shares of preferred stock. As of May 31, 2005, there were 62,933,788 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Each common share has the same relative rights as, and is identical in all respects with, each other common share. All shares of common stock currently outstanding are fully paid and nonassessable. The common shares represent nonwithdrawable capital and is not subject to call for redemption. The common shares are not an account of an insurable type and is not insured by the FDIC or any other governmental authority.

We may pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. The holders of common shares will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred shares, the holders thereof may have a priority over the holders of the common shares with respect to dividends.

The holders of common shares possess exclusive voting rights in Ocwen. They elect our board of directors and act on such other matters as are required to be presented to them under applicable law or our articles of incorporation or as are otherwise presented to them by our board of directors. Each holder of common shares is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred shares, holders of the preferred shares also may possess voting rights.

If we liquidate, dissolve or wind-up, the holders of the then-outstanding common shares would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred shares are issued, the holders thereof may have a priority over the holders of the common shares in the event of liquidation or dissolution.

Holders of the common shares are not entitled to preemptive rights with respect to any shares which may be issued in the future. Thus, we may sell common shares without first offering them to the then holders of the common shares.

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company. All common shares issuable upon conversion of the notes, will, when issued, be fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20 million shares of preferred stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such preferred stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to U.S. Holders (defined below) of the notes and the common shares into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (the “IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or common shares. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations and persons holding notes or common shares as part of a hedging or conversion transaction or straddle, persons deemed to sell notes or common shares under the constructive sale provisions of the Code or persons selling our common shares short) may be subject to special rules. This discussion also does not address any aspect of state, local or foreign law or U.S. federal estate and gift tax law as applicable to the holders of the notes and common shares into which the notes may be converted. In addition, this discussion is limited to purchasers of notes who hold the notes and common shares as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common shares in their particular situations.

As used herein, the term “U.S. Holder” means a beneficial holder of a note or common share that for U.S. federal income tax purposes is (i) a citizen or resident (or certain former citizens or residents) of the United States, (ii) a domestic corporation and (iii) any other natural person or entity that is subject to U.S. federal income taxation on a net income basis in respect of a note or common share.

This discussion does not consider the federal income tax consequences of the holding or the disposition of the notes or the common shares by a partnership. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common shares into which the notes may be converted, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership that is a holder of the notes or common shares into which the notes may be converted, and partners in such a partnership, should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and common shares into which the notes may be converted.

Interest

Interest on the notes will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for federal income tax purposes.

Additional Amounts

In certain circumstances, we may be obligated to pay additional amounts on the notes in the nature of liquidated damages and make-whole premiums (as described above under “Description of the

Notes—Registration Rights” and “Description of the Notes—Repurchase of Notes at the Option of Holders—Make-Whole Premium”). These obligations may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the contingency that such payments will be made is remote or incidental (within the meaning of applicable Treasury Regulations) and therefore that the notes are not subject to the rules governing contingent payment debt instruments. On that basis, we believe that such liquidated damages, if any, should be taxable to a U.S. Holder in accordance with such U.S. Holder’s regular method of tax accounting and such make-whole premium, if any, should be taxable to a U.S. Holder as additional proceeds received in redemption of the notes. If that treatment were found to be incorrect, and the notes were deemed to be contingent payment debt instruments, a U.S. Holder generally would, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain and generally would be required to report interest as income when it accrues or becomes fixed, even if such U.S. Holder is a cash method taxpayer.

Amortizable Bond Premium

If a U.S. Holder purchases a note in a secondary market transaction for an amount in excess of, in general, the note’s principal amount, such U.S. Holder will be considered to have purchased such note with “amortizable bond premium” equal in amount to such excess. Generally, a U.S. Holder may elect to amortize such premium as an offset to interest income using a constant yield method. The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. Holder’s yield. A U.S. Holder that elects to amortize bond premium must reduce the tax basis in such note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

Market Discount

If a U.S. Holder acquires a note in a secondary market transaction for an amount that is less than, in general, the note’s principal amount, the amount of such difference is treated as “market discount” for federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Under the market discount rules of the Code, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, any such note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry a note with market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in such U.S. Holder’s income under such election. U.S. Holders of notes with market discount are urged to consult their tax advisors as to the tax consequences of ownership and disposition of notes.

Conversion of Notes into Common Shares

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common shares except (i) with respect to cash received in lieu of a fractional common share and (ii) to the extent that any common shares are considered attributable to accrued but unpaid interest not previously included in gross income. Cash received in lieu of a fractional common share should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share, and will be long-term capital gain or loss if the U.S. Holder will have held the note for more than one year at the time of conversion. See “—Sale, Exchange, Redemption or Other Disposition of the Notes or Common Shares,” for a discussion of the consequences of capital-gain treatment. The fair market value of common shares attributable to accrued but unpaid interest generally will be taxable to the U.S. Holder as ordinary interest income to the extent not previously included in gross income.

The initial tax basis of common shares received on conversion (other than common shares attributable to accrued but unpaid interest not previously included in gross income) will equal the adjusted basis of the note converted, reduced by the portion of adjusted basis allocated to any fractional common share exchanged for cash. The initial tax basis of common shares attributable to accrued but unpaid interest will be the fair market value of such common shares. The holding period for the common shares received on conversion (other than common shares attributable to accrued but unpaid interest) will generally include the period during which the converted note was held prior to conversion but not for purposes of determining the holding period requirement for the dividends-received deduction for corporate holders or qualified dividend income treatment for individual holders, as discussed below. The holding period for common shares attributable to accrued but unpaid interest will commence on the day following the date of delivery of the common shares.

The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income to the extent of our current and accumulated earnings and profits, if and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common shares), increase the proportionate interest (by reason of the conversion right) of a holder of notes in the common shares, whether or not such holder ever exercises its conversion privilege. In the case of such constructive dividend distribution, U.S. Holders may recognize income even though they do not receive any cash or property as a result of such adjustments. Any such constructive dividend distribution would not be eligible for the dividends-received deduction or treatment as qualified dividend income. Adjustments to the conversion price made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the notes, however, will generally not be considered to result in a constructive dividend distribution.

Conversion of Notes into Cash or Common Shares and Cash

We will have the option to deliver cash in lieu of some or all of the common shares to be delivered upon conversion of the notes, and, in the event that a make-whole premium is required in connection with conversion of the notes, we may deliver cash and shares in connection with such make-whole premium. See “Description of the Notes—Conversion Rights—Our Right to Irrevocably Elect Payment” and “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions—(2) Certain Corporate Transactions.” If a U.S. Holder converts a note and we deliver solely cash, the transaction will be treated for U.S. federal income tax purposes as a redemption of the note, with the consequences to such holder as described below under “—Sale, Exchange, Redemption or Other Disposition of the Notes or Common Shares.”

If a U.S. Holder converts a note and we deliver a combination of common shares and cash, and such cash is not merely received in lieu of a fractional common share (which cash in lieu of a fractional common share will be treated as described above under “—Conversion of Notes into Common Shares”), the transaction should be treated as an exchange of the note for a combination of cash and common shares, which is a recapitalization for U.S. federal income tax purposes. A U.S. Holder should recognize the gain (but not loss) realized on this exchange in an amount equal to the lesser of (i) the gain realized (being the excess, if any, of the fair market value of the common shares received plus the cash received over the adjusted tax basis in the note exchanged therefor) and (ii) the cash received. Such gain generally will be long-term capital gain if the U.S. Holder will have held the note for more than one year at the time of the exchange. See “—Sale, Exchange, Redemption or Other Disposition of the Notes or Common Shares,” below, for a discussion of the consequences of capital-gain treatment. The U.S. Holder’s adjusted tax basis in the common shares received generally will equal the adjusted tax basis in the note exchanged, decreased by the cash received and increased by the amount of gain recognized. The U.S. Holder’s holding period in the common shares received upon exchange of the note will include the holding period of the note so exchanged.

Cash or common shares received in respect of accrued but unpaid interest will be excluded from the calculation of gain described in the preceding paragraph and will be treated as described above under “—Conversion of Notes into Common Shares.” The Indenture provides that any cash received by the U.S. holder in the exchange is applied first to the satisfaction of any accrued but unpaid interest on the note. We intend to report the interest consistent with the Indenture. U.S. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common shares upon a conversion.

Sale, Exchange, Redemption or Other Disposition of the Notes or Common Shares

Gain or loss, if any, realized by a U.S. Holder on the sale, exchange (other than by exercise of the conversion privilege in exchange for common shares or common stock and cash, discussed above), redemption (including receipt of solely cash upon exercise of the conversion privilege) or other disposition of a note or common share will generally be subject to U.S. federal income taxation as a capital gain or loss in an amount equal to the difference (if any) between (i) the amount of cash and the fair market value of any property received (other than, in the case of a note, any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income) and (ii) such holder’s adjusted tax basis in the note or common share. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder reduced (but not below zero) by any principal payments received by such holder and any amortization of premium such holder has taken into account, and increased by any market discount previously included in income in respect of such note. A U.S. Holder’s adjusted tax basis in a common share acquired through conversion of a note is discussed under the headings “—Conversion of Notes into Common Shares” and “—Conversion of Notes into Cash or Common Shares and Cash.”

Except as discussed above under the heading “Market Discount,” gain or loss realized on the sale, exchange, redemption or other disposition of a note or common share generally will be long-term capital gain or loss if at the time of the disposition the note or common share has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income (generally 15 percent for most gains recognized in taxable years beginning on or before December 31, 2008). The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Distributions on Common Shares

Distributions, if any, paid on the common shares, to the extent made from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will be included in a U.S. Holder’s income as ordinary dividend income, which may qualify for a dividends-received deduction (in the case of corporate holders) or as qualified dividend income (in the case of individual holders). Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis in the common shares, and, thereafter, as capital gain from the sale or exchange of such common shares. In some circumstances, the conversion price of the notes may not be fully adjusted to take into account certain transactions with respect to the common shares or may otherwise be adjusted in such a manner that the holders of common shares are treated as increasing their proportionate share of the assets or earnings and profits of our company. Section 305 of the Code and the Treasury Regulations issued thereunder generally would treat holders of common shares (including common shares received upon conversion) as receiving a constructive distribution to the extent that there is an increase in the proportionate interest of the holders of the common shares in the assets or earnings and profits of our company in such event.

Qualified dividend income received in taxable years beginning on or before December 31, 2008 is subject to tax at the rates applicable to adjusted net capital gain. Qualified dividend income does not include dividends received on shares with respect to which the U.S. Holder has not met a minimum holding-period requirement, or to the extent the U.S. Holder is obligated to make related payments with respect to substantially similar or related property (e.g., in a short sale of such shares). The availability of the dividends-received deduction is similarly limited.

Backup Withholding and Information Reporting

The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments that must be reported are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax at the rate of 28 percent from payments subject to information reporting if the recipient fails to provide his or her taxpayer identification number to the payor, furnishes an incorrect identification number, or repeatedly fails to report interest or dividends on his or her federal income tax returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest or dividends to individual U.S. Holders of notes or common shares will generally be subject to information reporting and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

Payments made to U.S. Holders by a broker upon a sale of notes or common shares will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will generally be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons or is engaged in a U.S. trade or business.

Any amounts withheld from a payment to a holder of notes or common shares under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each prospective investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common shares, including the applicability and effect of any state, local or foreign tax laws and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

We initially issued the notes to Jefferies & Company, Inc., as the initial purchaser, in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser then resold some or all of the notes in transactions exempt from the registration requirements of the Securities Act.

The selling securityholders, including their respective transferees, pledgees, donees or other successors-in-interest, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock issuable upon conversion of the notes. Any selling securityholder may also elect not to sell any notes or common stock issuable upon conversion of the notes held by it. Only those notes and shares of common stock issuable upon conversion of the notes listed below or in any prospectus supplement hereto may be offered for resale by the selling securityholders pursuant to this prospectus.

The table below sets forth recent information with respect to the selling securityholders of the notes and the common stock issuable upon conversion of the notes and the respective number of notes and shares of common stock beneficially owned by each selling securityholder that may be offered for each selling securityholder’s account pursuant to this prospectus unless set forth below. To our knowledge, except as noted in the table below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

We have prepared this table based on information supplied to us by or on behalf of the selling securityholders on or prior to June 15, 2005. The selling securityholders may offer and sell all, some or none of the notes and the common stock issuable upon conversion of the notes listed below by using this prospectus. Accordingly, we cannot estimate the amounts of those notes and shares of common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified in the table below may have sold, transferred or disposed of all or a portion of their notes or shares of common stock issuable upon conversion of the notes since the date on which they provided the information regarding their ownership of those securities included in this prospectus.

The percentage of notes outstanding beneficially owned by each selling securityholder is based on $175,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock beneficially owned prior to the offering includes shares of common stock into which the notes may be convertible. The number of shares of common stock that may be offered is based on a conversion rate of 82.1693 per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. The percentage of common stock outstanding beneficially owned and that may be offered by each selling securityholder is based on 62,933,788 shares of common stock outstanding on May 31, 2005.

Information about the selling securityholders may change over time. Any changed information will be set forth, if required, in supplements to this prospectus or post-effective amendments to this registration statement, as appropriate. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

Name	Principal Amount of Notes That May Be Offered (1)	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering	Common Stock That May Be Offered	Percentage of Common Stock Outstanding
Acuity Master Fund Ltd.	$2,140,000	1.22%	175,842	175,842	*
ADAR Investment Fund Ltd.	$6,500,000	3.71%	534,100	534,100	*
Akela Capital Master Fund, Ltd.	$5,500,000	3.14%	451,931	451,931	*
Alexandra Global Master Fund Ltd	$7,500,000	4.29%	616,269	616,269	*
Auspicis Ltd	$230,000	*	18,898	18,898	*
Bancroft Convertible Fund, Inc.	$1,500,000	*	123,253	123,253	*
Bernische Lehrerversicher-ungskasse	$1,000,000	*	82,169	82,169	*

Name	Principal Amount of Notes That May Be Offered (1)	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering	Common Stock That May Be Offered	Percentage of Common Stock Outstanding
BNP Paribas Equity Strategies, SNC	$5,334,000	3.05%	446,935	438,291	*
BTOP Multi Strategy Master Portfolio Ltd	$2,000,000	*	164,338	164,338	*
Calamos Market Neutral Fund – Calamos Investment Trust	$1,500,000	*	123,253	123,253	*
Citigroup Global Markets Inc.	$9,190,000	5.25%	755,135	755,135	1.20%
CNH CA Master Account, L.P.	$2,000,000	1.14%	164,338	164,338	*
Coastal Convertibles Ltd.	$1,950,000	1.11%	160,230	160,230	*
Context Convertible Arbitrage Fund, LP	$575,000	*	47,247	47,247	*
Context Convertible Arbitrage Offshore, LTD	$1,825,000	*	149,958	149,958	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$5,250,000	3.00%	431,388	431,388	*
CQS Convertible and Quantitative Strategies Master Fund Limited	$1,000,000	*	82,169	82,169	*
Deam Convertible ARB	$250,000	*	20,542	20,542	*
Deutsche Bank Securities Inc.	$7,500,000	4.29%	616,269	616,269	*
Diaco Investments LP	$560,000	*	46,014	46,014	*
The Drake Offshore Master Fund, Ltd.	$13,000,000	7.43%	1,069,200	1,069,200	1.70%
Ellsworth Convertible Growth and Income Fund, Inc.	$1,500,000	*	123,253	123,253	*
FrontPoint Convertible Arbitrage Fund, L.P.	$1,000,000	*	82,169	82,169	*
Global Bermuda Limited Partnership	$600,000	*	49,301	49,301	*
Grace Convertible Arbitrage Fund, Ltd.	$5,000,000	2.86%	410,846	410,846	*
Highbridge International LLC	$1,500,000	*	123,253	123,253	*
ING Convertible Fund	$3,870,000	2.21%	317,995	317,995	*
ING VP Convertible Fund	$130,000	*	10,682	10,682	*
International Benchmarks Master Fund, Ltd.	$1,400,000	*	115,037	115,037	*
Institutional Benchmarks Master Fund Ltd. c/o SSI Investment Management Inc.	$222,000	*	18,241	18,241	*
Jefferies & Company, Inc. (2)	$2,000,000	1.14%	164,338	164,338	*
Jefferies Umbrella Fund Global Convertible Bonds (2)	$2,050,000	1.17%	168,447	168,447	*
JMG Capital Partners, LP	$850,000	*	69,843	69,843	*
JMG Triton Offshore Fund, Ltd.	$1,650,000	*	135,579	135,579	*
JP Morgan Securities Inc.	$5,000,000	2.86%	410,846	410,846	*
Kamuntins Street Master Fund, Ltd.	$7,000,000	4.00%	575,185	575,185	*
KBC Financial Products USA Inc.	$6,250,000	3.57%	513,558	513,558	*
Lakeshore International, Ltd.	$2,400,000	1.37%	197,206	197,206	*
LDG Limited	$123,000	*	10,106	10,106	*
Linden Capital LP	$1,000,000	*	82,169	82,169
Lyxor/Context Fund LTD	$325,000	*	26,705	26,705	*
Lyxor/Convertible Arbitrage Fund Limited	$924,000	*	75,924	75,924	*

Name	Principal Amount of Notes That May Be Offered (1)	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering	Common Stock That May Be Offered	Percentage of Common Stock Outstanding
Man Convertible Bond Master Fund, Ltd.	$5,150,000	2.94%	423,171	423,171	*
Mohican VCA Master Fund, Ltd.	$1,160,000	*	95,316	95,316	*
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	$6,000	*	493	493	*
National Bank of Canada	$275,000	*	22,596	22,596	*
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	$2,500,000	1.43%	205,423	205,423	*
Nisswa Master Fund Ltd.	$1,500,000	*	123,253	123,253	*
Pensionkasse Der Antalis AG	$50,000	*	4,108	4,108	*
Pensionkasse Der EMS-Chemie AG	$60,000	*	4,930	4,930	*
Pensionkasse Der EMS-Dottikon AG	$100,000	*	8,216	8,216	*
Pensionkasse Der Rockwell Automation AG	$60,000	*	4,930	4,930	*
Pensionkasse Pluess-Staufer AG	$50,000	*	4,108	4,108	*
Pensionkasse Vantico	$100,000	*	8,216	8,216	*
Personal Vorsorge Der PV Promea	$170,000	*	13,968	13,968	*
Personalfuersorgestiftung Der Gebaudever-sicherung Des Katons Bern	$180,000	*	14,790	14,790	*
Polaris Vega Fund L.P.	$6,600,000	3.77%	542,317	542,317	*
Privilege Portfolio SICAV	$5,000,000	2.86%	410,846	410,846	*
Putnam Convertible Income-Growth Trust	$3,600,000	2.06%	295,809	295,809	*
Pyramid Equity Strategies Fund	$250,000	*	20,542	20,542	*
Ritchie Convertible Arbitrage Trading	$840,000	*	69,022	69,022	*
S.A.C. Arbitrage Fund, LLC	$2,500,000	1.43%	363,988	205,423	*
San Diego County Employees Retirement Association	$1,300,000	*	106,820	106,820	*
Singlehedge US Convertible Arbitrage Fund	$1,400,000	*	115,037	115,037	*
Sphinx Convertible Arb Fund SPC c/o SSI Investment Management Inc.	$155,000	*	12,736	12,736	*
Sphinx Fund c/o TQA Investors, LLC	$134,000	*	11,010	11,010	*
SSI Hedged Convertible Market Neutral L.P.	$123,000	*	10,106	10,106	*
St. Thomas Trading, Ltd.	$2,850,000	1.63%	234,182	234,182	*
Sturgeon Limited	$1,092,000	*	89,728	89,728	*
Sunrise Partners Limited Partnership	$25,050,000	14.31%	2,058,340	2,058,340	3.27%
Tenor Opportunity Master Fund, Ltd	$1,500,000	*	123,253	123,253	*
Tribeca Global Convertible	$4,500,000	2.57%	369,761	369,761	*
TQA Master Fund Ltd.	$1,030,000	*	84,634	84,634	*
TQA Master Plus Fund Ltd.	$1,757,000	1.00%	144,371	144,371	*
Xavex—Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$253,000	*	20,788	20,788	*

Name	Principal Amount of Notes That May Be Offered (1)	Percentage of Notes Outstanding	Common Stock Owned Prior to the Offering	Common Stock That May Be Offered	Percentage of Common Stock Outstanding
Universal Investment Gesellschaft MBH, REF Aventis	$2,000,000	1.14%	164,338	164,338	*
Zazove Convertible Arbitrage Fund, L.P.	$4,050,000	2.31%	332,785	332,785	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$197,000	*	16,187	16,187	*
Certain other holders of notes or common stock or future transferees, pledgees, donees of or from any such holder, if identified as described below (3)	$—	—	—	—	—
Total	$175,000,000	100%	—	14,379,627	22.85%

*	less than 1%

(1)	The figures in this column are based on information supplied to us as of June 15, 2005 by the selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $175,000,000 aggregate principal amount of notes, reflecting, we believe, that one or more selling securityholders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, since neither this prospectus nor the registration statement of which this prospectus forms a part will be applicable to any notes after they have been publicly sold using this prospectus or the registration statement of which this prospectus forms a part, not more than $175,000,000 aggregate principal amount of notes can be sold under this prospectus or the registration statement of which this prospectus forms a part and, accordingly, the $175,000,000 total in this column represents the maximum principal amount of notes that could be sold under this prospectus or the registration statement of which this prospectus forms a part.

(2)	Jefferies & Company, Inc. was the initial purchaser of the notes. Additionally, Jefferies & Company, Inc. and its affiliates have performed in the past investment banking, general financing and advisory services for us and our affiliates for which they receive customary fees and expenses.

(3)	Other holders of notes or shares of our common stock issued upon conversion of the notes and common stock not identified in the table above or future transferees, pledgees or donees of or from the holders identified in the table above may be identified by us at a later date by filing a post-effective amendment to the registration statement of which this prospectus is a part or, if permitted under the Securities Act, a prospectus supplement. Such other holders shall not be permitted to sell pursuant to this registration statement unless and until they are specifically identified in a post-effective amendment to the registration statement of which this prospectus is a part or, if permitted under the Securities Act, a prospectus supplement.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes and the common stock issuable upon conversion of notes under this prospectus. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents.

The notes and the common stock issuable upon the conversion of notes may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their transferees, pledges or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the common stock.

These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes or the common stock issuable upon conversion of notes may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. As a result, any profits on the sale of the notes or the common stock by selling securityholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchaser, purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreements or understandings, directly or indirectly, with any person to distribute the notes.

If the notes and the common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the common stock issuable upon conversion of notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of the notes and the common stock issuable upon conversion of the notes, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock issuable upon conversion of the notes in the course of hedging the positions they assume. The selling securityholders may also sell the notes or the common stock issuable upon conversion of the notes short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock issuable upon conversion of the notes to broker-dealers that in turn may sell these securities.

With respect to a particular offering of the securities, to the extent required, an accompanying prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered and, if required, the terms of the offering, including:

•	the name or names of any underwriters, broker-dealers or agents;

•	any discounts, commissions and other terms constituting compensation from the selling securityholders; and

•	any discounts, commission or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock by the selling securityholders.

Our common stock trades on the New York Stock Exchange under the symbol “OCN.” We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system.

At the time of the initial sale of the notes, the initial purchaser advised us that it intended to make a market in the notes. However, the initial purchaser is not obligated to do so and may discontinue market-making at any time without notice. In addition, any such market-making activity will be subject to the limits imposed by the SEC and may be limited during the pendency of this shelf registration statement. We cannot give any assurance as to the liquidity of the trading market for the notes.

We cannot assure you that any selling securityholder will sell any or all of the notes or the common stock issuable upon the conversion of notes with this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the common stock by other means not described in this prospectus. In addition, any notes or common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes and the common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling securityholders and any other person participating in the sale of the notes or the common stock issuable upon the conversion of the notes will be subject to the Exchange Act and the rules and the regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the common stock to engage in market-making activities with respect to the particular notes and the common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the notes and the common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the common stock.

Under the registration rights agreement incorporated by reference into this shelf registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to use our reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective until the earliest of:

•	July 28, 2006;

•	the date when all the notes and common stock issuable upon conversion of the notes have been sold pursuant to the shelf registration statement or transferred in compliance with Rule 144 of the Securities Act (or any similar provision then in effect); or

•	the date when all of the notes and common stock issuable upon conversion of the notes cease to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise).

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale to the public of the notes and common stock issuable upon conversion of notes other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses for which we will be responsible in connection with this offering will be approximately $120,000.

LEGAL MATTERS

The validity of the notes and the shares of common stock issuable upon conversion of the notes offered by this prospectus were passed upon for us by Paul A. Koches, General Counsel, and by Sidley Austin Brown & Wood LLP, Chicago, Illinois.

E XPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy those documents at the offices of: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov and are posted on our website at http://www.ocwen.com as soon as reasonably practicable following the time that they are filed with or furnished to the SEC. The contents of our website are not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents we filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering of the notes:

•	our Annual Report on Form 10-K for the year ended December 31, 2004 (as amended by our Report on Form 10-K/A filed with the SEC on May 2, 2005);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Current Reports on Form 8-K filed with the SEC on May 9, 2005 and May 19, 2005; and

•	the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on July 25, 1997, and any amendments or reports we may file with the SEC for purposes of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us at the following address:

Ocwen Financial Corporation

1661 Worthington Road

Suite 100

West Palm Beach, Florida, 33409

Attention: General Counsel

(561) 682-8000

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with the registration and distribution of the 3.25% Contingent Convertible Senior Unsecured Notes due 2024 and the shares of common stock into which the notes may be converted. Except for the SEC registration fee and the New York Stock Exchange subsequent listing fee, all of the amounts set forth below are estimates. The New York Stock Exchange subsequent listing fee assumes the notes are converted into 14,379,628 shares of our common stock.

Legal fees and expenses	$50,000
SEC registration fee	22,173
New York Stock Exchange subsequent listing fee	1,900
Accounting fees and expenses	12,000
Trustee’s fees and expenses	7,000
Printing fees and expenses	20,000
Miscellaneous	7,500

Total	$119,573

Item 15.    Indemnification of Directors and Officers.

The Registrant was organized under the laws of the State of Florida and is subject to the Florida Business Corporation Act (the “FBCA”). Subject to the procedures and limitations stated therein Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director, unless (a) the director breached or failed to perform his duties as a director and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

Subject to the procedures and limitations stated therein, Section 607.0850(1) of the FBCA empowers a Florida corporation, such as the Registrant, to indemnify any person who was or is a party to any proceeding (other than any action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 607.0850(2) of the FBCA also empowers a Florida corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) of the FBCA, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification of or advancement of expenses to any of its directors, officers, employees or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, a director, officer, employee or agent is not entitled to indemnification or advancement of expenses if a judgment or other final adjudication establish that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant’s Amended and Restated Articles of Incorporation provide that the Registrant shall, to the fullest extent permitted by Section 607.0850 of the FBCA, as the same may be amended and supplemented, indemnify any and all persons whim it shall have power to indemnify under Section 607.0850 of the FBCA from and against an and all of the expenses, liabilities or other matters referred to in or covered by Section 607.0850 of the FBCA. Further, the indemnification provided for in the Registrant’s Amended and Restated Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Registrant maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Registrant for a wrongful act for which they may become legally obligated to pay or for which the Registrant is required to indemnify its directors and officers.

Item 16.    Exhibits.

Exhibit Number	Document
4.1*	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-5153), as amended, declared effective by the Commission on September 25, 1996.

4.2*	Amended and Restated By-laws of the Registrant (incorporated by reference from the similarly described exhibit included with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.3*	Registration Rights Agreement dated July 28, 2004 between the Registrant and Jefferies & Company, Inc., as initial purchaser (incorporated by reference to Exhibit 4.7 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.4*	Indenture dated as of July 28, 2004 between the Registrant and The Bank of New York Trust Company, N.A., as trustee (including form of note) (incorporated by reference to Exhibit 4.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.5*	Form of Note (included in Exhibit 4.4)

5.1*	Opinion of Paul A. Koches, General Counsel of the Registrant.

5.2*	Opinion of Sidley Austin Brown & Wood LLP.

8.1*	Opinion of Sidley Austin Brown & Wood LLP as to certain U.S. federal income tax considerations.

12.1**	Statement regarding calculation of earnings to fixed charges.

23.1	Consent of Sidley Austin Brown & Wood LLP (included in the opinions filed as Exhibits 5.2 and 8.1 to this registration statement).

23.2**	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney.

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture.

*	Previously filed.
**	Filed herewith.

Item 17.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, state of Florida, on June 16, 2005.

OCWEN FINANCIAL CORPORATION

By:	/S/ WILLIAM C. ERBEY
William C. Erbey Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on June 16, 2005.

Name	Title

/S/ WILLIAM C. ERBEY William C. Erbey	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* Robert J. Leist, Jr.	Senior Vice President and Principal Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Ronald M. Faris	Director

* W. Michael Linn	Director

* Ronald J. Korn	Director

* William H. Lacy	Director

* W.C. Martin	Director

* Barry N. Wish	Director

*By:	/S/ WILLIAM C. ERBEY
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document

4.1*	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-5153), as amended, declared effective by the Commission on September 25, 1996.

4.2*	Amended and Restated By-laws of the Registrant (incorporated by reference from the similarly described exhibit included with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.3*	Registration Rights Agreement dated July 28, 2004 between the Registrant and Jefferies & Company, Inc., as initial purchaser (incorporated by reference to Exhibit 4.7 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.4*	Indenture dated as of July 28, 2004 between the Registrant and The Bank of New York Trust Company, N.A., as trustee (including form of note) (incorporated by reference to Exhibit 4.8 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

4.5*	Form of Note (included in Exhibit 4.4)

5.1*	Opinion of Paul A. Koches, General Counsel of the Registrant.

5.2*	Opinion of Sidley Austin Brown & Wood LLP.

8.1*	Opinion of Sidley Austin Brown & Wood LLP as to certain U.S. federal income tax considerations.

12.1**	Statement regarding calculation of earnings to fixed charges.

23.1	Consent of Sidley Austin Brown & Wood LLP (included in the opinions filed as Exhibits 5.2 and 8.1 to this registration statement).

23.2**	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney.

25.1*	Form T-1 Statement of Eligibility of Trustee for Indenture.

*	Previously filed.
**	Filed herewith.